      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2003


                                                      REGISTRATION NO. 333-85568
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 3

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                          THE WILLIAMS COMPANIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                          4922                         73-0569878
(State or Other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

             ONE WILLIAMS CENTER                           JAMES J. BENDER, ESQ.
            TULSA, OKLAHOMA 74172                           ONE WILLIAMS CENTER
                (918) 573-2000                             TULSA, OKLAHOMA 74172
      (Address, Including Zip Code, and                        (918) 573-2000
       Telephone Number, Including Area           (Name, Address, Including Zip Code, and
       Code, of Registrant's Principal             Telephone Number, Including Area Code,
              Executive Offices)                           of Agent for Service)
                                         COPIES TO:
              KEVIN KEOGH, ESQ.                              MARLENE ALVA, ESQ.
               WHITE & CASE LLP                            DAVIS POLK & WARDWELL
         1155 AVENUE OF THE AMERICAS                        450 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10036                       NEW YORK, NEW YORK 10017
                (212) 819-8200                                 (212) 450-4000
             (212) 354-8113 (FAX)                           (212) 450-3800 (FAX)

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable following the effectiveness of this registration statement.

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
                                                        PROPOSED MAXIMUM     PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF          AMOUNT TO BE      OFFERING PRICE PER   AGGREGATE OFFERING       AMOUNT OF
  SECURITIES TO BE REGISTERED         REGISTERED            NOTE(1)              PRICE(1)       REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------
8.125% Notes due March 15,
  2012..........................     $650,000,000             100%             $650,000,000           $59,800
--------------------------------------------------------------------------------------------------------------------
8.750% Notes due March 15,
  2032..........................     $850,000,000             100%             $850,000,000           $78,200
--------------------------------------------------------------------------------------------------------------------
Total...........................    $1,500,000,000                            $1,500,000,000          $138,000
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.
(2) Fee previously paid.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT EXCHANGE THE OUTSTANDING SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THE NEW SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THE NEW SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                    SUBJECT TO COMPLETION, DATED MAY 1, 2003


                          THE WILLIAMS COMPANIES, INC.
                               OFFER TO EXCHANGE
                               UP TO $650,000,000
                                       OF
                        8.125% NOTES DUE MARCH 15, 2012,
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          FOR ANY AND ALL OUTSTANDING
                        8.125% NOTES DUE MARCH 15, 2012
                                      AND
                               UP TO $850,000,000
                                       OF
                        8.750% NOTES DUE MARCH 15, 2032,
           THAT HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933

                          FOR ANY AND ALL OUTSTANDING
                        8.750% NOTES DUE MARCH 15, 2032

                             ---------------------

THE NEW SECURITIES ISSUED BY WILLIAMS:

- The terms of the new 8.125% notes and the new 8.750% notes are substantially the same in all material respects as the terms of the outstanding 8.125% notes and the outstanding 8.750% notes, respectively, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding 8.125% notes and the outstanding 8.750% notes do not apply to the new 8.125% notes and the new 8.750% notes. We will issue up to $650.0 million aggregate principal amount of new 8.125% notes and up to $850.0 million aggregate principal amount of new 8.750% notes.

THE EXCHANGE OFFER:


- Expiration: 5:00 p.m., New York City time, on June -- , 2003, unless we extend the expiration date.


- Conditions: The exchange offer is not conditioned upon any aggregate principal amount of outstanding 8.125% notes or outstanding 8.750% notes being tendered.

- Tendered Securities: All outstanding 8.125% notes and outstanding 8.750% notes that are validly tendered and not validly withdrawn will be exchanged for an equal principal amount of new 8.125% notes or new 8.750% notes that are registered under the Securities Act of 1933. If you fail to tender your outstanding 8.125% notes and outstanding 8.750% notes, you will continue to hold unregistered securities, and your ability to transfer them could be adversely affected. The outstanding 8.125% notes and the outstanding 8.750% notes currently bear interest at a rate equal to 8.625% and 9.250%, respectively, pursuant to the terms of the Registration Rights Agreement, which provides for such increase in the interest rate payable on the outstanding notes until the completion of the exchange offer. Upon the completion of the exchange offer, outstanding notes eligible for tender in the exchange offer and not validly tendered for exchange and the new 8.125% notes and the new 8.750% notes to be issued in the exchange offer will bear interest at a rate equal to 8.125% and 8.750%, respectively.

- Withdrawal: Tenders of outstanding 8.125% notes and outstanding 8.750% notes may be withdrawn at any time prior to the expiration of the exchange offer.

- Tax Consequences: The exchange of outstanding 8.125% notes or outstanding 8.750% notes for new 8.125% notes or new 8.750% notes, respectively, will not be a taxable event for U.S. federal income tax purposes.

- Trading: Neither the new 8.125% notes nor the new 8.750% notes will be listed on any securities exchange.

SEE THE SECTION ENTITLED "RISK FACTORS" THAT BEGINS ON PAGE 14 FOR A DISCUSSION OF THE RISKS THAT YOU SHOULD CONSIDER PRIOR TO TENDERING YOUR OUTSTANDING 8.125% NOTES OR 8.750% NOTES FOR EXCHANGE.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this prospectus is May -- , 2003

     The information contained in this prospectus was obtained from us and other sources believed by us to be reliable. This prospectus also incorporates important business and financial information about us that is not included in or delivered with this prospectus. The documents containing this information are listed under the section entitled "Where You Can Find More Information." We will provide a copy of any and all of these documents to you by first-class mail, without charge, upon written or oral request. ANY REQUEST FOR DOCUMENTS SHOULD BE MADE BY MAY -- , 2003 TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER. Requests for documents should be directed to:


                          The Williams Companies, Inc.
                              One Williams Center
                             Tulsa, Oklahoma 74172
                         Attention: Corporate Secretary
                           Telephone: (918) 573-2000

     You should rely only on the information contained in this prospectus or any supplement and any information incorporated by reference in this prospectus or any supplement. We have not authorized anyone to provide you with any information that is different. If you receive any unauthorized information, you must not rely on it. You should disregard anything we said in an earlier document that is inconsistent with what is in or incorporated by reference in this prospectus.

     You should not assume that the information in this prospectus or any supplement is current as of any date other than the date on the front page of this prospectus. This prospectus is not an offer to sell nor is it seeking an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

     None of Williams, the trustee under the indenture or the exchange agent is making any recommendation to you as to whether or not you should tender your outstanding 8.125% notes or your outstanding 8.750% notes in connection with this exchange offer, and no one has been authorized by any of them to make any such recommendation. You must make your own decision as to whether to tender your outstanding 8.125% notes or your outstanding 8.750% notes and, if so, the principal amount of securities to tender.

     You should read this document and the letter of transmittal carefully before making a decision to tender your outstanding 8.125% notes or your outstanding 8.750% notes.

     We include cross references in the prospectus to captions in these materials where you can find further related discussions. The following table of contents tells you where to find these captions.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................   14
Use of Proceeds.............................................   24
The Exchange Offer..........................................   25
Description of the New Securities...........................   34
Material United States Federal Income Tax Considerations....   42
Plan of Distribution........................................   45
Forward-Looking Statements..................................   46
Legal Matters...............................................   47
Experts.....................................................   47
Where You Can Find More Information.........................   47
Incorporation of Documents by Reference.....................   47

                               PROSPECTUS SUMMARY

     This summary highlights selected information from this prospectus to help you understand our business, the new 8.125% notes and the new 8.750% notes. It likely does not contain all the information that is important to you or that you should consider in making an investment decision. To understand all of the terms of the exchange offer and to attain a more complete understanding of our business and financial situation, you should read carefully this entire prospectus and should consider consulting with your own legal and tax advisors. References in this prospectus to "Williams," "we," "us" or "our" refer to The Williams Companies, Inc.

GENERAL

     We are an energy company originally incorporated under the laws of the state of Nevada in 1949 and reincorporated under the laws of the state of Delaware in 1987. We were founded in 1908 when two Williams brothers began a construction company in Fort Smith, Arkansas. Today, we primarily find, produce, gather, process and transport natural gas. Our operations serve the Northwest, California, Rocky Mountains, Gulf Coast and Eastern Seaboard markets.

     In 2002, we faced many challenges including credit issues following the deterioration of our energy industry sector in the wake of the Enron bankruptcy and the assumption of payment obligations and performance on guarantees associated with our former telecommunications subsidiary, Williams Communications Group, Inc. (WCG). With the deterioration of the energy industry, the credit rating agencies' requirements for investment grade companies became more stringent. In response to those requirements, we announced plans on December 19, 2001, to strengthen our balance sheet in an effort to maintain our investment grade ratings. Those plans, including revisions throughout the year due to changing market conditions, included reducing capital expenditures, eliminating certain credit ratings triggers from our loan agreements, cost reductions including a reduction of quarterly dividends paid on our common stock, and asset sales to generate proceeds to be used to reduce outstanding debt. Despite our balance sheet strengthening efforts, we lost our investment grade ratings in July 2002. With the loss of our investment grade ratings our business changed significantly, especially our Energy Marketing & Trading business. Some counterparties were unwilling to extend credit and required cash, letters of credit, or other collateral. By mid-year we faced a liquidity crisis. Concurrently, our credit facility banks were unwilling to extend our $2.2 billion 364 day unsecured credit facility. We quickly worked with our banks and other parties to obtain secured credit facilities. In 2002, we also sold a significant amount of assets to meet our liquidity gap. Following this liquidity crisis, we continued to pursue cost reducing measures including a downsizing of our work force. We also settled substantially all issues between us and WCG through WCG's chapter 11 reorganization.

     To meet future debt obligations and liquidity needs and focus on creating future shareholder value, on February 20, 2003, we reiterated our strategy to become a smaller integrated natural gas company focusing on key growth markets within our Gas Pipeline, Exploration & Production, and Midstream Gas & Liquids segments. In conjunction with the strategy announcement and to help meet future debt obligations and future liquidity needs, we also announced plans to sell more assets including Texas Gas Transmission Corporation, our general and limited partner interest in Williams Energy Partners L.P., and certain assets within our Midstream Gas & Liquids and Exploration & Production business segments, and explained that we are attempting to further limit our exposure to losses in the Energy Marketing & Trading segment. We also expect further work force reductions in 2003.

     We will need to complete further cost reductions and asset sales and the realization of our strategy in order to meet our liquidity needs and to satisfy our loan covenants regarding minimum levels of liquidity. See the Management's Discussion and Analysis of Financial Condition and Results of Operations -- Financial Condition and Liquidity section of our annual report on Form 10-K for the fiscal year ending December 31, 2002 filed on March 19, 2003 incorporated herein by reference for further details regarding the liquidity issues we are facing. See also the Risk Factors on page 14 of this prospectus for a discussion of factors that could adversely affect our business, operating results, and financial condition as well as adversely affect the value of an investment in our securities.

     Our ongoing business segments include Gas Pipeline, Exploration & Production, Midstream Gas & Liquids, and Energy Marketing & Trading. At year-end 2002, our business segments also included Williams Energy Partners L.P. and Petroleum Services. Subject to completion of asset sales, those business segments will likely be eliminated in the future. See Part I -- Item 1.
Business -- Business Segments of our annual report on Form 10-K for the fiscal year ending December 31, 2002 for a more detailed description of assets owned and services provided by each our business segments.

RECENT DEVELOPMENTS

  ASSET SALES AND COST REDUCTIONS

     Since December 2001, we have continued to work on strengthening our balance sheet through a number of efforts including asset sales and cost reductions. We have completed the sale of, or announced our intention to sell, the following:

  Gas Pipeline

     - March 27, 2002 -- We sold our Kern River interstate natural gas pipeline business to a unit of Mid-American Energy Holdings Company for $450 million in cash and the assumption of $510 million in debt. In conjunction with the sale, MEHC Investment, Inc., a wholly-owned subsidiary of Mid-American Energy Holdings Company, and a member of the Berkshire Hathaway family of companies, agreed to acquire 1,466,667 shares of our 9 7/8 percent cumulative convertible preferred stock at $187.50 per share for a total of $275 million. Each share of convertible preferred stock is convertible into ten shares of our common stock.

     - August 16, 2002 -- We completed the sale of our general partner interest in Northern Border Partners, L.P. for $12 million to a unit of Calgary-based TransCanada.

     - September 5, 2002 -- We sold our Cove Point liquefied natural gas facility and 87 mile pipeline for $217 million in cash before certain adjustments to a subsidiary of Dominion Resources.

     - October 29, 2002 -- We sold our ownership interest in the Canadian and United States segments of the Alliance pipeline to Enbridge Inc. and Fort Chicago Energy Partners L.P. for approximately $173 million cash.

     - November 15, 2002 -- We sold our Central interstate natural gas pipeline to Southern Star Central Corp for $380 million in cash and the assumption of $175 million in debt.

     - April 14, 2003 -- We announced the sale of Texas Gas Transmission Corporation to Loews Pipeline Holding Corp., a unit of Loews Corporation, for $1.045 billion, which includes $795 million in cash to be paid to us and $250 million in debt that will remain at Texas Gas.

  Exploration & Production

     - March 29, 2002 -- We completed a $73 million sale of selected exploration and production properties in the Wind River basin.

     - July 31, 2002 -- We sold our Jonah Field natural gas production properties in Wyoming for $350 million to EnCana Oil & Gas (USA) Inc. In addition, we completed the sale of the vast majority of our natural gas production properties in the Anadarko Basin to Chesapeake Exploration Limited Partnership for approximately $37.5 million. These sales of exploration and production properties generated $326 million in net cash proceeds.

     - April 9, 2003 -- We announced the sale of certain natural gas exploration and production properties in Kansas, Colorado and New Mexico for $400 million to XTO Energy Inc. of Fort Worth Texas.

       The sale is expected to close in June 2003 and will result in an estimated pre-tax gain to us of between $80 million and $100 million.

  Midstream Gas & Liquids

     - July 22, 2002 -- We announced our intention to sell our natural gas processing and liquids extraction operations in western Canada.

     - July 29, 2002 -- We sold our Kansas Hugoton natural gas gathering system to FrontStreet Hugoton LLC, an affiliate of FrontStreet Partners, LLC and GE Structured Finance Group for $77 million in cash.

     - August 1, 2002 -- We announced a series of transactions including the sale for approximately $1.2 billion of 98 percent of Mapletree LLC and 98 percent of E-Oaktree, LLC to Enterprise Products Partners, L.P. Mapletree owns the Mid-America Pipeline, a 7,226-mile natural gas liquids pipeline system. E-Oaktree owns 80 percent of the Seminole Pipeline, a 1,281-mile natural gas liquids pipeline system. The sale generated $1.15 billion in net cash proceeds.

     - August 20, 2002 -- We announced our intention to sell our ownership interest in an olefins plant in Geismar, Louisiana and an associated ethylene pipeline system in Louisiana.

     - February 20, 2003 -- We announced our intention to sell selected assets within the Midstream Gas & Liquids segment.

  Energy Marketing & Trading

     - February 4, 2003 -- We announced the sale of our 170-megawatt power facility in Worthington, Indiana, to Hoosier Energy and terminated our power load serving full-requirements contract with Hoosier Energy for cash totaling $67 million.

     - March 20, 2003 -- We announced the sale of a full-requirements power agreement with Jackson Electric Membership Corporation to Progress Energy for cash totaling $188 million. The sale is expected to close on May 30, 2003.

  Petroleum Services

     - April 11, 2002 -- We transferred the Williams Pipe Line System to Williams Energy Partners in exchange for $674 million cash and 7,830,924 Class B units of limited partnership interests in Williams Energy Partners.

     - June 18, 2002 -- We announced plans to sell our Memphis and Alaska refineries and related petroleum assets. On March 4, 2003, we sold our Memphis, Tennessee refinery and other related operations to Premcor Inc. for approximately $455 million in cash.

     - February 20, 2003 -- We announced a definitive agreement to sell our equity interest in Williams Bio-Energy L.L.C. for approximately $75 million to a new company formed by Morgan Stanley Capital Partners. Williams Bio-Energy owns and operates an ethanol production plant in Pekin, Illinois, holds 78.4 percent interest in another ethanol plant in Aurora, Nebraska, and has various agreements to market ethanol from third-party plants.

     - February 27, 2003 -- We sold our retail travel center operations for approximately $190 million in cash before debt repayments to Pilot Travel Centers LLC.

  Williams Energy Partners

     - April 21, 2003 -- We announced the sale of our 54.6 percent ownership interest in Williams Energy Partners L.P. in a $1.1 billion transaction. The buyer, a newly formed entity owned equally by Madison Dearborn Partners, LLC and Carlyle/Riverstone Global Energy and Power Fund II, L.P., has agreed to pay approximately $512 million in cash to us. The sale also will have the effect of removing $570 million of the partnership's debt from our consolidated balance sheet. The sale is scheduled to close in May 2003, subject to standard closing conditions. We expect to recognize a pre-tax gain of at least $285 million to $300 million, which will be reported in discontinued operations.

        Other

     - March 22, 2002 -- We announced our intention to sell our interest in a soda ash and sodium bicarbonate mining operation.

     - September 19, 2002 -- We sold our 26.85 percent equity interest in AB Mazeikiu Nafta, the Lithuania oil refining and transportation complex, to YUKOS Oil Company for $85 million.

     - In an effort to further reduce costs, we have reduced the total number of employees from approximately 12,400 at the end of 2001 to approximately 6,500 in April, 2003. The reduction in work force was carried out in part through an enhanced-benefit early retirement program that concluded during the second quarter of 2002 and reductions associated with asset sales.

     - Going forward, we intend to focus on our natural gas businesses including natural gas transportation through our interstate natural gas pipelines, natural gas exploration and production, and natural gas gathering and processing in key growth markets.

  IMPROVING OUR FINANCIAL POSITION

     In addition to asset sales, we have taken other steps to improve our financial position. On January 14, 2002, we completed the sale of $1.1 billion of publicly traded units, known as FELINE PACS initially consisting of Income PACS, which include a senior debt security and an equity purchase contract. These units trade on the New York Stock Exchange under the ticker symbol WMB PrI. The net proceeds of the offering were used to fund our capital program, repay commercial paper and other short-term debt and for general corporate purposes.

     On March 19, 2002, we closed a two-part debt transaction totaling $1.5 billion that included $850 million of 30-year notes with an interest rate of
8.75 percent and $650 million of 10-year notes with an interest rate of 8.125 percent. Proceeds were used to repay outstanding short-term debt, provide working capital and for general corporate purposes. These are the notes to which the exchange offer made by this prospectus relates.

     On August 1, 2002, we announced a series of transactions that resolved then-current liquidity issues and strengthened our finances. We entered into agreements for $1.1 billion of credit through an amended $700 million secured revolving credit facility and a new $400 million secured letter of credit facility. We also entered into a $900 million senior secured credit agreement with a group of investors led by Lehman Brothers Inc. and a Berkshire Hathaway affiliate. The execution of these new credit facilities in conjunction with the asset sales announced on August 1, 2002, addressed our mid-year liquidity crisis. See Note 11 to our Notes to Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ending December 31, 2002 for more information on the credit facilities.

     On March 4, 2003, Northwest Pipeline Corporation completed a $175 million debt offering of senior notes due 2010. Northwest Pipeline Corporation intends to use the proceeds for general corporate purposes, including the funding of capital expenditures.

  ADDRESSING ENERGY MARKETING AND TRADING ISSUES

     We have also spent considerable effort addressing concerns of the Federal Energy Regulatory Commission (FERC), the Commodity Futures Trading Commission
(CFTC), the Securities and Exchange Commission (SEC), the Department of Justice
(DOJ), and state regulatory bodies and attorneys general regarding energy trading practices. On July 26, 2002, we announced an agreement in principle with the state of California and other parties, including the states of Washington and Oregon, on a settlement regarding certain outstanding litigation and claims against us, including the state's claims for refunds at issue before the FERC. On November 11, 2002, we announced that we had agreed to restructure our long-term energy contracts with the state of California as part of the settlement. All necessary approvals were obtained, and the settlement was closed on December 31, 2002, although court approvals are still pending with respect to certain private plaintiffs. The settlement resolved most of the outstanding litigation and civil claims filed against us related to our participation in the natural gas and power markets in the western United States during 2000 and 2001. The FERC ruled on March 26, 2003 that refunds are due to the State of California utilities, but that such refunds will be offset by amounts that remain due to sellers. The March 26, 2003 order also established the formula for deriving the refund, which amended the formula from the FERC's previous pronouncements to account for a change in the gas price determination. While the effect of the changes remains uncertain, due to the settlement, it only relates to the refunds to the utilities.

     Due to continuing market declines and the overall energy marketing and trading environment in the post-Enron world, we announced on June 10, 2002, that we were reducing our financial commitment to that part of our business as a realistic response to industry upheavals. Consistent with the effort in 2002, Energy Marketing & Trading reduced its number of employees from approximately 1,000 at December 31, 2001 to approximately 410 at December 31, 2002. As of February 25, 2003, the number of Energy Marketing & Trading employees was approximately 330.

  RESOLUTION OF WILLIAMS COMMUNICATIONS GROUP ISSUES

     In 2002, we settled substantially all claims and disputes between us and our former telecommunications subsidiary, WCG as part of WCG's chapter 11 reorganization. Prior to the commencement of WCG's chapter 11 on April 22, 2002, we held various claims against WCG and its subsidiaries in an aggregate amount of approximately $2.3 billion as a consequence of certain guarantees, services provided, and other financial accommodations, including the following:

     - Prior to the 2001 spinoff of WCG, we had provided various administrative services to WCG for which we were owed approximately $106 million.

     - Prior to the 2001 spinoff of WCG, we also provided indirect credit support for $1.4 billion of WCG's structured notes through a commitment to make available proceeds of an equity issuance in the event any one of the following were to occur: (1) a WCG default; (2) downgrading of our senior unsecured debt by any of our credit rating agencies to below investment grade if our common stock closing price remained below $30.22 for ten consecutive trading days while such downgrade is in effect; or (3) proceeds from WCG's refinancing or remarketing of the structured notes prior to March 2004 produced proceeds of less than $1.4 billion. On March 5, 2002, we received the requisite approvals on our consent solicitation to amend the terms of the WCG structured notes. The amendment, among other things, eliminated acceleration of the notes due to a WCG bankruptcy or our credit rating downgrade. The amendment also affirmed our obligations for all payments related to the WCG structured notes, which are due March 2004, and allows us to fund such payments from any available sources. In July 2002, we concluded an exchange offer pursuant to which we exchanged substantially all of the WCG structured notes for a series of our notes due March 2004. With the exception of the March and September 2002 interest payments, totaling $115 million, WCG remained indirectly obligated to reimburse us for any payments we are required to make in connection with the WCG structured notes.

     - In September 2001, we provided additional financing to WCG through a sale/leaseback transaction pursuant to which WCG sold to us the Williams Technology Center (Technology Center), related real estate and certain ancillary assets including corporate aircraft for $276 million in cash and WCG leased the foregoing property back from us for periods ranging from three to ten years. The Technology Center is a 15-story office building located in Tulsa, Oklahoma that WCG utilizes as its headquarters.

     - On March 8, 2002, we received a lease obligation notice letter from WCG relating to the asset defeasance program (ADP) that was entered into while WCG was still one of our subsidiaries. Under the ADP, we were obligated to pay $754 million related to WCG's purchase of certain telecommunications facilities that WCG had been leasing. We paid the $754 million on March 29, 2002, and in return received an unsecured claim against WCG for the amount paid.

     - On April 22, 2002, WCG filed for chapter 11 bankruptcy protection. Through a negotiated settlement, we sold our claims against WCG including the $754 million claim associated with the ADP, the $1.4 billion claim associated with the WCG structured notes and a $106 million administrative services claim to Leucadia National Corporation (Leucadia) for $180 million in cash and received releases from WCG and its affiliates and insiders. In addition, the order confirming WCG's chapter 11 plan permanently enjoins all of WCG's creditors from asserting direct or derivative claims against us. As part of the settlement, we also sold the Technology Center to WCG in exchange for two promissory notes with face amounts totaling $174.4 million secured by a mortgage on the Technology Center. We no longer own any interest in WCG or its post-bankruptcy successor, WilTel Communications Group, Inc. (WilTel) and all prior WCG obligations to us have been extinguished as a result of the chapter 11 bankruptcy. We remain committed on certain pre-spinoff parental guarantees with a carrying value at December 31, 2002 of $48 million. Further, the September 2001 sale leaseback transaction involving the Technology Center was terminated as part of the bankruptcy process. The sale leaseback transaction involving WilTel's two corporate aircraft continues in effect until WilTel refinances that transaction. At that time, the proceeds of the refinancing are to be paid to us in partial satisfaction of one of the notes mentioned above. The settlement was closed into escrow on October 15, 2002, and finalized on December 2, 2002, and we received $180 million. See Note 2 of the Notes to Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2002 for more information on our settlement with WCG.

                         SUMMARY OF THE EXCHANGE OFFER

     You are entitled to exchange in the exchange offer your outstanding 8.125% notes for new 8.125% notes with substantially identical terms, and your outstanding 8.750% notes for new 8.750% notes with substantially identical terms. You should read the discussion under the heading "Description of the New Securities" beginning on page 33 for further information regarding the new 8.125% notes and the new 8.750% notes.

     We summarize the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 24 for further information regarding the exchange offer and resale of the new 8.125% notes and the new 8.750% notes.

Securities to be Exchanged....   On March 19, 2002, we issued $650.0 million
                                 aggregate principal amount of outstanding
                                 8.125% Notes due March 15, 2012 and $850.0
                                 million aggregate principal amount of
                                 outstanding 8.750% Notes due March 15, 2032 to initial purchasers in transactions exempt from the registration requirements of the Securities
                                 Act of 1933.

                                 The outstanding 8.125% notes and the
                                 outstanding 8.750% notes currently bear
                                 interest at a rate equal to 8.625% and 9.250%, respectively, pursuant to the terms of the Registration Rights Agreement, which provides for such increase in the interest rate payable on the outstanding notes until the completion of the exchange offer. Upon the completion of the exchange offer, outstanding notes eligible for tender in the exchange offer and not validly tendered for exchange and the new 8.125% notes and the new 8.750% notes to be issued in the exchange offer will bear interest at a rate equal to 8.125% and 8.750%, respectively.

                                 The terms of the new 8.125% notes and the new 8.750% notes are substantially the same in all material respects as the terms of the outstanding 8.125% notes and the outstanding 8.750% notes, except that (1) the new 8.125% notes and the new 8.750% notes will be freely transferable by the holders except as otherwise provided in this prospectus; (2) holders of the new 8.125% notes and the new 8.750% notes will have no registration rights; and (3) neither the new 8.125% notes nor the new 8.750% notes will contain provisions for an increase in their stated interest rate.

The Exchange Offer............   We are offering to exchange up to $650.0
                                 million aggregate principal amount of new
                                 8.125% notes for up to $650.0 million aggregate principal amount of outstanding 8.125% notes.
                                 We are offering to exchange up to $850.0 million aggregate principal amount of new
                                 8.750% notes for up to $850.0 million aggregate principal amount of outstanding 8.750% notes.
                                 Outstanding 8.125% notes and outstanding 8.750% notes may be exchanged only in integral multiples of $1,000. The new 8.125% notes and the new 8.750% notes will evidence the same debt as the outstanding 8.125% notes and the outstanding 8.750% notes, respectively, and the new 8.125% notes and the new 8.750% notes will be governed by the same indenture as the outstanding 8.125% notes and the outstanding
                                 8.750% notes, respectively.

Resale........................   We believe that the new 8.125% notes and the
                                 new 8.750% notes issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

                                 - the new 8.125% notes and the new 8.750% notes
                                   are being acquired in the ordinary course of your business;

                                 - you are not participating, do not intend to
                                   participate, and have no arrangement or
                                   understanding with any person to participate, in the distribution of the new 8.125% notes and the new 8.750% notes issued to you in the exchange offer; and

                                 - you are not an "affiliate" of ours.

                                 If any of these conditions is not satisfied and you transfer any new 8.125% notes or new 8.750% notes issued to you in the exchange offer without delivering a prospectus meeting the requirements of the Securities Act or without an exemption from registration for your new 8.125% notes and new 8.750% notes, you may incur liability under the Securities Act. We do not assume or indemnify you against any of those liabilities.

                                 Each broker-dealer that is issued new 8.125% notes or new 8.750% notes in the exchange offer for its own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes which were acquired by that broker-dealer as a result of market-making or other trading activities must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the new 8.125% notes or the new 8.750% notes. A broker-dealer may use this prospectus for an offer to resell, resale or other transfer of the new 8.125% notes or the new 8.750% notes issued to it in the exchange offer.


Record Date...................   The record date for the exchange offer is May
                                 -- , 2003. Only registered holders of
                                 outstanding 8.125% notes and outstanding 8.750% notes on the record date will receive materials relating to the exchange offer.



Expiration Date...............   The exchange offer will expire at 5:00 p.m.,
                                 New York City time, on June -- , 2003, or such later date and time to which we extend it.


Withdrawal of Tenders.........   You may withdraw your tender of outstanding
                                 8.125% notes or outstanding 8.750% notes at any time prior to 5:00 p.m., New York City time, on the expiration date. To withdraw, the exchange agent must receive a notice of withdrawal at its address indicated under "The Exchange
                                 Offer -- Exchange Agent" before 5:00 p.m., New
                                 York City time, on the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any outstanding 8.125% notes or outstanding 8.750% notes that you tendered but that were not accepted for exchange.

Conditions to the Exchange
Offer.........................   We will not be required to accept outstanding
                                 8.125% notes or outstanding 8.750% notes for exchange if various conditions are not satisfied or waived by us. The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding 8.125% notes or outstanding 8.750% notes being tendered. Please read the section "The Exchange
                                 Offer -- Conditions to the Exchange Offer" on page 32 for more information regarding the conditions to the exchange offer.


Procedures for Tendering
Outstanding Securities........   If your outstanding 8.125% notes or outstanding
                                 8.750% notes are held through The Depository
                                 Trust Company and you wish to participate in the exchange offer, you may do so through the automated tender offer program of DTC. By participating in the exchange offer, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                                 - any new 8.125% notes or new 8.750% notes that
                                   you receive will be acquired in the ordinary course of your business;

                                 - you have no arrangement or understanding with
                                   any person or entity to participate in the distribution of the new 8.125% notes or the new 8.750% notes;

                                 - if you are not a broker-dealer, you are not
                                   engaged in and do not intend to engage in the distribution of the new 8.125% notes or the new 8.750% notes;

                                 - if you are a broker-dealer that will receive
                                   new 8.125% notes or new 8.750% notes for your own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the new 8.125% notes or new 8.750% notes; and

                                 - you are not our "affiliate," as defined in
                                   Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

                                 We will accept for exchange any and all
                                 outstanding 8.125% notes or outstanding 8.750% notes which are properly tendered (and not withdrawn) in the exchange offer prior to the expiration date. The new 8.125% notes and the new 8.750% notes issued pursuant to the exchange offer will be delivered promptly following the expiration date. See "The Exchange Offer -- Acceptance of Outstanding Securities for Exchange."

Effect of Not Tendering.......   Outstanding 8.125% notes and outstanding 8.750%
                                 notes that are not tendered or that are
                                 tendered but not accepted will, following the completion of the exchange offer, remain outstanding and will continue to be subject to the currently applicable transfer restrictions.
                                 Following the completion of the exchange offer, we will have no obligation to exchange new
                                 8.125% notes and new 8.750% notes for
                                 outstanding 8.125% notes and outstanding 8.750% notes or to provide for the registration of those outstanding securities under the
                                 Securities Act.

                                 Upon the completion of the exchange offer, outstanding notes eligible for tender in the exchange offer and not validly tendered for exchange will bear interest at a rate equal to 8.125% and 8.750%, respectively.

                                 The trading market for outstanding 8.125% notes and outstanding 8.750% notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your outstanding 8.125% notes or outstanding 8.750% notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged securities.

Special Procedures for
Beneficial Owners.............   If you are the beneficial owner of book-entry
                                 interests and your name does not appear on a security position listing of DTC as the holder of those book-entry interests or you own a beneficial interest in outstanding 8.125% notes or outstanding 8.750% notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender that book-entry interest of outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf.

Guaranteed Delivery
Procedures....................   If you wish to tender your outstanding 8.125%
                                 notes or outstanding 8.750% notes and cannot comply, prior to the expiration date, with the applicable procedures under the automated tender offer program of DTC, you must tender your outstanding 8.125% notes or outstanding
                                 8.750% notes according to the guaranteed delivery procedures described in "The Exchange
                                 Offer -- Procedures for Tendering Outstanding
                                 Securities -- Guaranteed Delivery" beginning on page 29.

Registration Rights
Agreement.....................   We sold the outstanding 8.125% notes and the
                                 outstanding 8.750% notes on March 19, 2002 in transactions exempt from the registration requirements of the Securities Act. In connection with these sales, we entered into a registration rights agreement with the initial purchasers which grants the holders of the outstanding 8.125% notes and the outstanding
                                 8.750% notes exchange registration rights. This exchange offer satisfies those rights, which terminate upon consummation of this exchange offer. You will not be entitled to any exchange or registration rights with respect to the new
                                 8.125% notes or the new 8.750% notes.

U.S. Federal Income Tax
Considerations................   The exchange of outstanding 8.125% notes for
                                 new 8.125% notes or of outstanding 8.750% notes for new 8.750% notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. See "Material United States
                                 Federal Income Tax Considerations."

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the new 8.125% notes or the new
                                 8.750% notes.

Exchange Agent................   We have appointed JPMorgan Chase Bank as the
                                 exchange agent for the exchange offer. The mailing address and telephone number of the exchange agent are Corporate Trust Services, 2001 Bryan Street, 9th floor, Dallas, Texas
                                 75201, Attention: Frank Ivins, phone: (214)
                                 468-6464. See "The Exchange Offer -- Exchange
                                 Agent."

                   SUMMARY OF THE TERMS OF THE NEW SECURITIES

NEW 8.125% NOTES:

New 8.125% Notes Offered......   Up to $650.0 million principal amount of our
                                 8.125% notes due March 15, 2012.

Interest Rate.................   8.125% per year.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 15, 2003. Holders of new
                                 8.125% notes will receive interest from March
                                 15, 2003.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ranking.......................   The new 8.125% notes will be senior unsecured
                                 obligations of Williams that will rank equally with all of our other outstanding senior unsecured and unsubordinated indebtedness.

Optional Redemption...........   We may redeem some or all of the new 8.125%
                                 notes at any time at the redemption price described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the New
                                 Securities -- Terms and Conditions."

Optional Exchange.............   Holders of outstanding 8.125% notes may opt not
                                 to tender their outstanding 8.125% notes in the exchange offer. Therefore, it is possible that not all new 8.125% notes offered by this prospectus will be issued.


Covenants.....................   We will issue the new 8.125% notes under an
                                 indenture between us and JPMorgan Chase Bank
                                 (successor trustee to Bank One Trust Company,
                                 N.A.), as trustee. The indenture contains covenants that, among other things, limit our ability to:


                                 - create liens; and

                                 - consolidate, merge or sell material assets.

                                 These covenants, which are identical to the covenants applicable to the outstanding 8.125% notes, are subject to a number of important limitations and exceptions. See "Description of the New Securities -- Covenants" for a more comprehensive description of the covenants contained in the indenture.

NEW 8.750% NOTES:

New 8.750% Notes Offered......   Up to $850.0 million principal amount of our
                                 8.750% notes due March 15, 2032.

Interest Rate.................   8.750% per year.

Interest Payment Dates........   March 15 and September 15 of each year,
                                 beginning September 15, 2003. Holders of new
                                 8.750% notes will receive interest from March
                                 15, 2003.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 exchange offer.

Ranking.......................   The new 8.750% notes will be senior unsecured
                                 obligations of Williams that will rank equally with all of our other outstanding senior unsecured and unsubordinated indebtedness.

Optional Redemption...........   We may redeem some or all of the new 8.750%
                                 notes at any time at the redemption price described in this prospectus, plus accrued and unpaid interest, if any, to the redemption date, as described in "Description of the New
                                 Securities -- Terms and Conditions."

Optional Exchange.............   Holders of outstanding 8.750% notes may opt not
                                 to tender their outstanding 8.750% notes in the exchange offer. Therefore, it is possible that not all new 8.750% notes offered by this prospectus will be issued.


Covenants.....................   We will issue the new 8.750% notes under an
                                 indenture between us and JPMorgan Chase Bank
                                 (successor trustee to Bank One Trust Company,
                                 N.A.), as trustee. The indenture contains covenants that, among other things, limit our ability to:


                                 - create liens; and

                                 - consolidate, merge or sell material assets.

                                 These covenants, which are identical to the covenants applicable to the outstanding 8.750% notes, are subject to a number of important limitations and exceptions. See "Description of the New Securities -- Covenants" for a more comprehensive description of the covenants contained in the indenture.

RISK FACTORS

     See "Risk Factors" beginning on page 14 for a discussion of factors that should be considered by holders of outstanding 8.125% notes and outstanding 8.750% notes before tendering their securities in the exchange offer.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDEND REQUIREMENTS

     The following table presents our consolidated ratio of earnings to combined fixed charges and preferred stock dividend requirements for the periods shown.

      YEAR ENDED DECEMBER 31,
------------------------------------
2002   2001*   2000*   1999*   1998*
----   -----   -----   -----   -----
(a)    2.76    2.88    1.64    1.41

---------------

  * Certain amounts within the calculation of the ratio of earnings to fixed charges and preferred dividend requirements have been restated or reclassified due to certain activities of Williams which are now reported as discontinued operations as described in Note 1 of Notes to Consolidated Financial Statements included in Item 8 of Williams' Annual Report on Form 10-K incorporated herein by reference.

(a) Earnings were inadequate to cover combined fixed charges and preferred stock dividend requirements by $656.3 million for the year ended December 31, 2002.

     For purposes of computing these ratios, earnings means income (loss) from continuing operations before:

     - income taxes;

     - extraordinary gain (loss);

     - minority interest in income (loss) and preferred returns of consolidated subsidiaries;

     - interest expense, net of interest capitalized;

     - interest expense of 50-percent-owned companies;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams;

     - adjustment to equity earnings to exclude equity investments with losses; and

     - adjustment to equity earnings to reflect actual distributions from equity investments.

     Fixed charges means the sum of the following:

     - interest expense;

     - that portion of rental expense that we believe to represent an interest factor;

     - pretax effect of dividends on preferred stock of Williams;

     - pretax effect of dividends on preferred stock and other preferred returns of consolidated subsidiaries; and

     - interest expense of 50-percent-owned companies.

                                  RISK FACTORS

     In addition to the other information contained in or incorporated by reference into this prospectus, you should carefully consider the following risk factors in deciding whether to exchange your outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer.

RISKS AFFECTING OUR STRATEGY AND FINANCING NEEDS

  OUR STRATEGY TO STRENGTHEN OUR BALANCE SHEET AND IMPROVE LIQUIDITY DEPENDS ON OUR ABILITY TO DIVEST SUCCESSFULLY CERTAIN ASSETS.

     On February 20, 2003, we announced our intention to sell an additional $2.25 billion in assets, properties and investments. At December 31, 2002, we had debt obligations of $3.8 billion (including certain contractual fees and deferred interest related to underlying debt) that will mature between now and March 2004. Because our cash flow from operations will be insufficient alone to repay all such debt and our access to capital markets is limited, in part as a result of the loss of our investment grade ratings, we will depend on our sales of assets to generate sufficient net cash proceeds to enable the payment of our maturing obligations.

     Our secured credit facilities limit our ability to sell certain assets and require generally that one-half of all net proceeds from asset sales be applied
(a) to repayment of certain long-term debt, (b) to cash collateralization of designated letters of credit, and (c) to reduction of the lender commitments under the secured facilities. The timing of and the net cash proceeds realized from such sales are dependent on locating and successfully negotiating sales with prospective buyers, regulatory approvals, industry conditions, and lender consents. If the realized cash proceeds are insufficient or are materially delayed, we might not have sufficient funds on hand to pay maturing indebtedness or to implement our strategy.

  RECENT DEVELOPMENTS AFFECTING THE WHOLESALE POWER AND ENERGY TRADING INDUSTRY SECTOR HAVE REDUCED MARKET ACTIVITY AND LIQUIDITY AND MIGHT CONTINUE TO ADVERSELY AFFECT OUR RESULTS OF OPERATIONS.

     As a result of the 2000-2001 energy crisis in California, the resulting collapse in energy merchant credit, the recent volatility in natural gas prices, the Enron Corporation bankruptcy filing, and investigations by governmental authorities into energy trading activities and increased litigation related to such inquiries, companies generally in the regulated and so-called unregulated utility businesses have been adversely affected.

     These market factors have led to industry-wide downturns that have resulted in some companies being forced to exit from the energy trading markets, leading to a reduction in the number of trading partners and in market liquidity and announcements by us, other energy suppliers and gas pipeline companies of plans to sell large numbers of assets in order to boost liquidity and strengthen their balance sheets. Proposed and completed sales by other energy suppliers and gas pipeline companies could increase the supply of the type of assets we are attempting to sell and potentially lead either to our failing to execute such asset sales or our obtaining lower prices on completed asset sales. If either of these developments were to occur, our ability to realize our strategy of improving our liquidity and reducing our indebtedness through asset sales could be significantly hampered.

  BECAUSE WE NO LONGER MAINTAIN INVESTMENT GRADE CREDIT RATINGS, OUR COUNTERPARTIES MIGHT REQUIRE US TO PROVIDE INCREASING AMOUNTS OF CREDIT SUPPORT WHICH WOULD RAISE OUR COST OF DOING BUSINESS.

     Our transactions in each of our businesses, especially in our Energy Marketing & Trading business, will require greater credit assurances, both to be given from, and received by, us to satisfy credit support requirements. Additionally, certain market disruptions or a further downgrade of our credit rating might further increase our cost of borrowing or further impair our ability to access one or any of the capital markets. Such disruptions could include:

     - further economic downturns;

     - capital market conditions generally;

     - market prices for electricity and natural gas;

     - terrorist attacks or threatened attacks on our facilities or those of other energy companies; or

     - the overall health of the energy industry, including the bankruptcy of energy companies.

RISKS RELATED TO OUR BUSINESS

  ELECTRICITY, NATURAL GAS LIQUIDS AND GAS PRICES ARE VOLATILE AND THIS VOLATILITY COULD ADVERSELY AFFECT OUR FINANCIAL RESULTS, CASH FLOWS, ACCESS TO CAPITAL AND ABILITY TO MAINTAIN EXISTING BUSINESSES.

     Our revenues, operating results, profitability, future rate of growth and the carrying value of our electricity and gas businesses depend primarily upon the prices we receive for natural gas and other commodities. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital.

     Historically, the markets for these commodities have been volatile and they are likely to continue to be volatile. Wide fluctuations in prices might result from relatively minor changes in the supply of and demand for these commodities, market uncertainty and other factors that are beyond our control, including:

     - worldwide and domestic supplies of electricity, natural gas, petroleum and related commodities;

     - weather conditions;

     - the level of consumer demand;

     - the price and availability of alternative fuels;

     - the availability of pipeline capacity;

     - the price and level of foreign imports;

     - domestic and foreign governmental regulations and taxes;

     - the overall economic environment; and

     - the credit in the markets where products are bought and sold.

     These factors and the volatility of the energy markets make it extremely difficult to predict future electricity and gas price movements with any certainty. Further, electricity and gas prices do not necessarily move in tandem.

  WE MIGHT NOT BE ABLE TO SUCCESSFULLY MANAGE THE RISKS ASSOCIATED WITH SELLING AND MARKETING PRODUCTS IN THE WHOLESALE ENERGY MARKETS.

     Our trading portfolios consist of wholesale contracts to buy and sell commodities, including contracts for electricity, natural gas, natural gas liquids and other commodities that are settled by the delivery of the commodity or cash throughout the United States. If the values of these contracts change in a direction or manner that we do not anticipate or cannot manage, we could realize material losses from our trading activities. In the past, certain marketing and trading companies have experienced severe financial problems due to price volatility in the energy commodity markets. In certain instances this volatility has caused companies to be unable to deliver energy commodities that they had guaranteed under contract. In such event, we might incur additional losses to the extent of amounts, if any, already paid to, or received from, counterparties. In addition, in our businesses, we often extend credit to our counterparties. Despite performing credit analysis prior to extending credit, we are exposed to the risk that we might not be able to collect amounts owed to us. If the counterparty to such a financing transaction fails to perform and any collateral we have secured is inadequate, we will lose money.

     If we are unable to perform under our energy agreements, we could be required to pay damages. These damages generally would be based on the difference between the market price to acquire replacement energy or energy services and the relevant contract price. Depending on price volatility in the wholesale energy markets, such damages could be significant.

  OUR RISK MEASUREMENT AND HEDGING ACTIVITIES MIGHT NOT PREVENT LOSSES.

     Although we have risk management systems in place that use various methodologies to quantify risk, these systems might not always be followed or might not always work as planned. Further, such risk measurement systems do not in themselves manage risk, and adverse changes in energy commodity market prices, volatility, adverse correlation of commodity prices, the liquidity of markets, and changes in interest rates might still adversely affect our earnings and cash flows and our balance sheet under applicable accounting rules, even if risks have been identified.

     To lower our financial exposure related to commodity price and market fluctuations, we have entered into contracts to hedge certain risks associated with our assets and operations, including our long-term tolling agreements. In these hedging activities, we have used fixed-price, forward, physical purchase and sales contracts, futures, financial swaps and option contracts traded in the over-the-counter markets or on exchanges, as well as long-term structured transactions when feasible. Substantial declines in market liquidity, however, as well as deterioration of our credit and termination of existing positions (due for example to credit concerns) have greatly limited our ability to hedge identified risks and have caused previously hedged positions to become unhedged. To the extent we have unhedged positions, fluctuating commodity prices could cause our net revenues and net income to be volatile.

  OUR OPERATING RESULTS MIGHT FLUCTUATE ON A SEASONAL AND QUARTERLY BASIS.

     Revenues from our businesses, including gas transmission and the sale of electric power, can have seasonal characteristics. In many parts of the country, demand for power peaks during the hot summer months, with market prices also peaking at that time. In other areas, demand for power peaks during the winter. In addition, demand for gas and other fuels peaks during the winter. As a result, our overall operating results in the future might fluctuate substantially on a seasonal basis. The pattern of this fluctuation might change depending on the nature and location of our facilities and pipeline systems and the terms of our power sale agreements and gas transmission arrangements.

  OUR INVESTMENTS AND PROJECTS LOCATED OUTSIDE OF THE UNITED STATES EXPOSE US TO RISKS RELATED TO LAWS OF OTHER COUNTRIES, TAXES, ECONOMIC CONDITIONS, FLUCTUATIONS IN CURRENCY RATES, POLITICAL CONDITIONS AND POLICIES OF FOREIGN GOVERNMENTS. THESE RISKS MIGHT DELAY OR REDUCE OUR REALIZATION OF VALUE FROM OUR INTERNATIONAL PROJECTS.

     We currently own and might acquire and/or dispose of material energy-related investments and projects outside the United States. The economic and political conditions in certain countries where we have interests or in which we might explore development, acquisition or investment opportunities present risks of delays in construction and interruption of business, as well as risks of war, expropriation, nationalization, renegotiation, trade sanctions or nullification of existing contracts and changes in law or tax policy, that are greater than in the United States. The uncertainty of the legal environment in certain foreign countries in which we develop or acquire projects or make investments could make it more difficult to obtain non-recourse project or other financing on suitable terms, could adversely affect the ability of certain customers to honor their obligations with respect to such projects or investments and could impair our ability to enforce our rights under agreements relating to such projects or investments.

     Operations in foreign countries also can present currency exchange rate and convertibility, inflation and repatriation risk. In certain conditions under which we develop or acquire projects, or make

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

investments, economic and monetary conditions and other factors could affect our ability to convert our earnings denominated in foreign currencies. In addition, risk from fluctuations in currency exchange rates can arise when our foreign subsidiaries expend or borrow funds in one type of currency but receive revenue in another. In such cases, an adverse change in exchange rates can reduce our ability to meet expenses, including debt service obligations. Foreign currency risk can also arise when the revenues received by our foreign subsidiaries are not in U.S. dollars. In such cases, a strengthening of the U.S. dollar could reduce the amount of cash and income we receive from these foreign subsidiaries. While we believe we have hedges and contracts in place to mitigate our most significant foreign currency exchange risks, our hedges might not be sufficient or we might have some exposures that are not hedged which could result in losses or volatility in our revenues.

RISKS RELATED TO LEGAL PROCEEDINGS AND GOVERNMENTAL INVESTIGATIONS

  WE MIGHT BE ADVERSELY AFFECTED BY GOVERNMENTAL INVESTIGATIONS RELATED TO PRICING INFORMATION THAT WE PROVIDED TO MARKET PUBLICATIONS.

     On October 25, 2002, we disclosed that inaccurate pricing information had been provided to energy industry trade publications. This disclosure came as a result of an internal review conducted in conjunction with requests for information made by the FERC and the CFTC on energy trading practices. We had separately commenced a review of our historical survey publication data after another market participant announced in September 2002 that certain of its employees had provided inaccurate pricing data to publications. Later we received a subpoena from the San Francisco office of the U.S. Attorney relating to a federal grand jury inquiry regarding the same matters. We cannot predict the outcome of this investigation or whether this investigation will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

  WE MIGHT BE ADVERSELY AFFECTED BY GOVERNMENTAL INVESTIGATIONS AND ANY RELATED LEGAL PROCEEDINGS RELATED TO THE ALLEGED CONDUCTING OF "ROUNDTRIP" TRADES BY OUR ENERGY TRADING BUSINESS.

     Public and regulatory scrutiny of the energy industry and of the capital markets has resulted in increased regulation being either proposed or implemented. In particular, the activities of Enron Corporation and other energy traders in allegedly using "roundtrip" trades which involve the prearrangement of simultaneously executed and offsetting buy and sell trades for the purpose of increasing reported revenues or trading volumes, or influencing prices and which lack a legitimate business purpose, have resulted in increased public and regulatory scrutiny. To date, we have responded to requests for information from the FERC and the SEC, related to an investigation of "roundtrip" energy transactions from January 2000 through 2002. We also have received and are responding to subpoenas and supplemental requests for information regarding gas and power trading activities, which involve the same issues and time period covered by the requests from the Commodity Futures Trading Commission (CFTC).

     Such inquiries are ongoing and continue to adversely affect the energy trading business as a whole. We might see these adverse effects continue as a result of the uncertainty of these ongoing inquiries or additional inquiries by other federal or state regulatory agencies. In addition, we cannot predict the outcome of any of these inquiries, including the grand jury inquiry, or whether these inquiries will lead to additional legal proceedings against us, civil or criminal fines or penalties, or other regulatory action, including legislation, which might be materially adverse to the operation of our trading business and our trading revenues and net income or increase our operating costs in other ways.

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

  WE MIGHT BE ADVERSELY AFFECTED BY OTHER LEGAL PROCEEDINGS AND GOVERNMENTAL INVESTIGATIONS RELATED TO THE ENERGY MARKETING AND TRADING BUSINESS.

     Electricity and natural gas markets in California and elsewhere will continue to be subject to numerous and far-reaching federal and state proceedings and investigations because of allegations that wholesale price increases resulted from the exercise of market power and collusion of the power generators and sellers such as Energy Marketing & Trading. Discussions by governmental authorities and representatives in California and other states have ranged from threats of re-regulation to suspension of plans to move forward towards deregulation. The outcomes of these proceedings and investigations might create corporate liability for Williams, directly or indirectly affect our creditworthiness and ability to perform our contractual obligations as well as other market participants' creditworthiness and their ability to perform their contractual obligations.

RISKS RELATED TO THE REGULATION OF OUR BUSINESSES

  OUR BUSINESSES ARE SUBJECT TO COMPLEX GOVERNMENT REGULATIONS. THE OPERATION OF OUR BUSINESSES MIGHT BE ADVERSELY AFFECTED BY CHANGES IN THESE REGULATIONS OR IN THEIR INTERPRETATION OR IMPLEMENTATION.

     Existing regulations might be revised or reinterpreted, new laws and regulations might be adopted or become applicable to us or our facilities, and future changes in laws and regulations might have a detrimental effect on our business. Certain restructured markets have recently experienced supply problems and price volatility. These supply problems and volatility have been the subject of a significant amount of press coverage, much of which has been critical of the restructuring initiatives. In some of these markets, including California, proposals have been made by governmental agencies and other interested parties to re-regulate areas of these markets which have previously been deregulated. We cannot assure you that other proposals to re-regulate will not be made or that legislative or other attention to the electric power restructuring process will not cause the deregulation process to be delayed or reversed. If the current trend towards competitive restructuring of the wholesale and retail power markets is reversed, discontinued or delayed, our business models might be inaccurate and we might face difficulty in accessing capital to refinance our debt and funding for operating and generating revenues in accordance with our current business plans.

     For example, in 2000, the FERC issued Order 637, which sets forth revisions to its policies governing the regulation of interstate natural gas pipelines that it finds necessary to adjust its current regulatory model to the needs of evolving markets. The FERC, however, determined that any fundamental changes to its regulatory policy will be considered after further study and evaluation of the evolving marketplace. Order 637 revised the FERC's pricing policy to waive through September 30, 2002 the maximum price ceilings for short-term releases of capacity of less than one year and to permit pipelines to file proposals to implement seasonal rates for short-term services and term-differentiated rates. Certain parties requested rehearing of Order 637 and eventually appealed certain issues to the District of Columbia Circuit Court of Appeals. The D.C. Circuit remanded as to certain issues, and on October 31, 2002, the FERC issued its order on remand. Rehearing requests for that order are now pending with the FERC. Given the extent of the FERC's regulatory power, we cannot give any assurance regarding the likely regulations under which we will operate our natural gas transmission and storage business in the future or the effect of regulation on our financial position and results of operations.

     The FERC has proposed to broaden its regulations that restrict relations between our jurisdictional natural gas companies, or "jurisdictional companies," and our marketing affiliates. In addition, the proposed rules would limit communications between each of our jurisdictional companies and all of our other companies engaged in energy activities. The rulemaking is pending at the FERC and the precise scope and effect of the rule is unclear. If adopted as proposed, the rule could adversely affect our ability to coordinate and manage our energy activities.

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

  OUR REVENUES MIGHT DECREASE IF WE ARE UNABLE TO GAIN ADEQUATE, RELIABLE AND AFFORDABLE ACCESS TO TRANSMISSION AND DISTRIBUTION ASSETS DUE TO THE FERC AND REGIONAL REGULATION OF WHOLESALE MARKET TRANSACTIONS FOR ELECTRICITY AND GAS.

     We depend on transmission and distribution facilities owned and operated by utilities and other energy companies to deliver the electricity and natural gas we buy and sell in the wholesale market. If transmission is disrupted, if capacity is inadequate, or if credit requirements or rates of such utilities or energy companies are increased, our ability to sell and deliver products might be hindered. The FERC has issued power transmission regulations that require wholesale electric transmission services to be offered on an open-access, non-discriminatory basis. Although these regulations are designed to encourage competition in wholesale market transactions for electricity, some companies have failed to provide fair and equal access to their transmission systems or have not provided sufficient transmission capacity to enable other companies to transmit electric power. We cannot predict whether and to what extent the industry will comply with these initiatives, or whether the regulations will fully accomplish the FERC'S objectives.

     In addition, the independent system operators who oversee the transmission systems in regional power markets, such as California, have in the past been authorized to impose, and might continue to impose, price limitations and other mechanisms to address volatility in the power markets. These types of price limitations and other mechanisms might adversely impact the profitability of our wholesale power marketing and trading. Given the extreme volatility and lack of meaningful long-term price history in many of these markets and the imposition of price limitations by regulators, independent system operators or other marker operators, we can offer no assurance that we will be able to operate profitably in all wholesale power markets.

  THE DIFFERENT REGIONAL POWER MARKETS IN WHICH WE COMPETE OR WILL COMPETE IN THE FUTURE HAVE CHANGING REGULATORY STRUCTURES, WHICH COULD AFFECT OUR GROWTH AND PERFORMANCE IN THESE REGIONS.

     Our results are likely to be affected by differences in the market and transmission regulatory structures in various regional power markets. Problems or delays that might arise in the formation and operation of new regional transmission organizations (RTOs) might restrict our ability to sell power produced by our generating capacity to certain markets if there is insufficient transmission capacity otherwise available. The rules governing the various regional power markets might also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets might have on our business.

     Problems that might arise in the formation and operation of new RTOs might result in delayed or disputed collection of revenues. The rules governing the various regional power markets might also change from time to time which could affect our costs or revenues. Because it remains unclear which companies will be participating in the various regional power markets, or how RTOs will develop or what regions they will cover, we are unable to assess fully the impact that these power markets might have on our business.

  OUR GAS SALES, TRANSMISSION, AND STORAGE OPERATIONS ARE SUBJECT TO GOVERNMENT REGULATIONS AND RATE PROCEEDINGS THAT COULD HAVE AN ADVERSE IMPACT ON OUR ABILITY TO RECOVER THE COSTS OF OPERATING OUR PIPELINE FACILITIES.

     Our interstate gas sales, transmission, and storage operations conducted through our Gas Pipelines business are subject to the FERC's rules and regulations in accordance with the Natural Gas Act of 1938 and the Natural Gas Policy Act of 1978. The FERC's regulatory authority extends to:

     - transportation and sale for resale of natural gas in interstate commerce;

     - rates and charges;

     - construction;

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

     - acquisition, extension or abandonment of services or facilities;

     - accounts and records;

     - depreciation and amortization policies; and

     - operating terms and conditions of service.

     The FERC has taken certain actions to strengthen market forces in the natural gas pipeline industry that has led to increased competition throughout the industry. In a number of key markets, interstate pipelines are now facing competitive pressure from other major pipeline systems, enabling local distribution companies and end users to choose a transmission provider based on economic and other considerations.

RISKS RELATED TO ENVIRONMENTAL MATTERS

  WE COULD INCUR MATERIAL LOSSES IF WE ARE HELD LIABLE FOR THE ENVIRONMENTAL CONDITION OF ANY OF OUR ASSETS.

     We are generally responsible for all on-site liabilities associated with the environmental condition of our facilities and assets, which we have acquired or developed, regardless of when the liabilities arose and whether they are known or unknown. In addition, in connection with certain acquisitions and sales of assets, we might obtain, or be required to provide, indemnification against certain environmental liabilities. If we incur a material liability, or the other party to a transaction fails to meet its indemnification obligations to us, we could suffer material losses.

  ENVIRONMENTAL REGULATION AND LIABILITY RELATING TO OUR BUSINESS WILL BE SUBJECT TO ENVIRONMENTAL LEGISLATION IN ALL JURISDICTIONS IN WHICH IT OPERATES, AND ANY CHANGES IN SUCH LEGISLATION COULD NEGATIVELY AFFECT OUR RESULTS OF OPERATIONS.

     Our operations are subject to extensive environmental regulation pursuant to a variety of federal, provincial, state and municipal laws and regulations. Such environmental legislation imposes, among other things, restrictions, liabilities and obligations in connection with the generation, handling, use, storage, transportation, treatment and disposal of hazardous substances and waste and in connection with spills, releases and emissions of various substances into the environment. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Existing environmental regulations could also be revised or reinterpreted, new laws and regulations could be adopted or become applicable to us or our facilities, and future changes in environmental laws and regulations could occur. The federal government and several states recently have proposed increased environmental regulation of many industrial activities, including increased regulation of air quality, water quality and solid waste management.

     Compliance with environmental legislation will require significant expenditures, including expenditures for compliance with the Clean Air Act and similar legislation, for clean up costs and damages arising out of contaminated properties, and for failure to comply with environmental legislation and regulations which might result in the imposition of fines and penalties. The steps we take to bring certain of our facilities into compliance could be prohibitively expensive, and we might be required to shut down or alter the operation of those facilities, which might cause us to incur losses.

     Further, our regulatory rate structure and our contracts with clients might not necessarily allow us to recover capital costs we incur to comply with new environmental regulations. Also, we might not be able to obtain or maintain from time to time all required environmental regulatory approvals for certain development projects. If there is a delay in obtaining any required environmental regulatory approvals or if we fail to obtain and comply with them, the operation of our facilities could be prevented or become subject to additional costs. Should we fail to comply with all applicable environmental laws, we might be subject to penalties and fines imposed against us by regulatory authorities. Although we do not expect that the costs of complying with current environmental legislation will have a material adverse effect on our

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

financial condition or results of operations, no assurance can be made that the costs of complying with environmental legislation in the future will not have such an effect.

     Our wholly-owned subsidiary, Williams Energy Services, LLC, also retained some potential environmental exposure from its sale, in April of 2002, of Williams Pipe Line Company, LLC to Williams Energy Partners L.P. Included in the terms of this transaction were various indemnities given by Williams Energy Services, LLC to Williams Energy Partners L.P. The indemnities serve to protect Williams Energy Partners from "Damages" that it sustains or incurs from the pre-closing matters (including environmental liabilities and obligations pursuant to the standards established by applicable environmental laws in effect on April 11, 2002) specified in the sales agreement (the Contribution Agreement) and from breaches of Williams Energy Services, LLC's representations, warranties or covenants. The term "Damages" includes losses, costs, expenses, fines, penalties, fees, liabilities and obligations. The parties agreed that Williams Energy Services, LLC's indemnity obligations under the Contribution Agreement would be limited to a maximum aggregate amount of $125 million. The indemnities would survive the sale of Williams Pipe Line Company, LLC to another entity.

RISKS RELATING TO ACCOUNTING POLICY

  POTENTIAL CHANGES IN ACCOUNTING STANDARDS MIGHT CAUSE US TO REVISE OUR FINANCIAL DISCLOSURE IN THE FUTURE, WHICH MIGHT CHANGE THE WAY ANALYSTS MEASURE OUR BUSINESS OR FINANCIAL PERFORMANCE.

     Recently discovered accounting irregularities in various industries have forced regulators and legislators to take a renewed look at accounting practices, financial disclosures, companies' relationships with their independent auditors and retirement plan practices. Because it is still unclear what laws or regulations will develop, we cannot predict the ultimate impact of any future changes in accounting regulations or practices in general with respect to public companies or the energy industry or in our operations specifically.

     In addition, the Financial Accounting Standards Board (FASB) or the SEC could enact new accounting standards that might impact how we are required to record revenues, expenses, assets and liabilities. For instance, Statement of Financial Accounting Standards (SFAS) No. 143, "Accounting for Asset Retirement Obligations," implemented on January 1, 2003, requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate can be made. See Note 1 to our Consolidated Financial Statements in our annual report on Form 10-K for the fiscal year ending December 31, 2002 for further details.

     In October 2002, the FASB's Emerging Issues Task Force (EITF) reached consensus on Issue No. 02-03 deliberations and rescinded Issue No. 98-10. As a result, all energy trading contracts that do not meet the definition of a derivative under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," will be reported on an accrual basis.

     We will initially apply the consensus effective January 1, 2003, and expect to record a reduction to net income of approximately $750 million to $800 million on an after-tax basis which will be reported as a cumulative effect of a change in accounting principle.

     The accounting for Energy Marketing & Trading's energy-related contracts, which include contracts such as transportation, storage, load serving and tolling agreements, requires us to assess whether certain of these contracts are executory service arrangements or leases pursuant to SFAS No. 13, "Accounting for Leases." On March 20, 2003, the EITF continued discussion on Issue No. 01-8, "Determining Whether an Arrangement Contains a Lease," and directed the working group considering this issue to further address certain matters, including transition. The most current report of the working group indicates the working group supports a prospective transition of this issue, where the consensus would be applied to arrangements consummated or substantively modified after the date of the final consensus.

     Our preliminary review indicates that certain of our tolling agreements could be considered to be leases under the model currently being discussed by the EITF. Accordingly, if the EITF did not adopt a prospective transition and applied the consensus to existing arrangements there would be a significant negative impact to Williams' financial position and results of operations.

RISKS RELATING TO OUR INDUSTRY

  THE LONG-TERM FINANCIAL CONDITION OF OUR U.S. AND CANADIAN NATURAL GAS TRANSMISSION AND MIDSTREAM BUSINESSES ARE DEPENDENT ON THE CONTINUED AVAILABILITY OF NATURAL GAS RESERVES.

     The development of additional natural gas reserves requires significant capital expenditures by others for exploration and development drilling and the installation of production, gathering, storage, transportation and other facilities that permit natural gas to be produced and delivered to our pipeline systems. Low prices for natural gas, regulatory limitations, or the lack of available capital for these projects could adversely affect the development of additional reserves and production, gathering, storage and pipeline transmission and import and export of natural gas supplies. Additional natural gas reserves might not be developed in commercial quantities and in sufficient amounts to fill the capacities of our gathering and processing pipeline facilities.

  OUR GATHERING, PROCESSING AND TRANSPORTING ACTIVITIES INVOLVE NUMEROUS RISKS THAT MIGHT RESULT IN ACCIDENTS AND OTHER OPERATING RISKS AND COSTS.

     There are inherent in our gas gathering, processing and transporting properties a variety of hazards and operating risks, such as leaks, explosions and mechanical problems that could cause substantial financial losses. In addition, these risks could result in loss of human life, significant damage to property, environmental pollution, impairment of our operations and substantial losses to us. In accordance with customary industry practice, we maintain insurance against some, but not all, of these risks and losses. The occurrence of any of these events not fully covered by insurance could have a material adverse effect on our financial position and results of operations. The location of pipelines near populated areas, including residential areas, commercial business centers and industrial sites, could increase the level of damages resulting from these risks.

RISKS ARISING FROM THE EXCHANGE OFFER

  THE TRADING MARKET FOR OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES NOT EXCHANGED IN THE EXCHANGE OFFER MAY BE SIGNIFICANTLY MORE LIMITED THAN IT IS AT PRESENT.

     To the extent that outstanding 8.125% notes and outstanding 8.750% notes are tendered and accepted for exchange pursuant to the exchange offer, the trading market for outstanding 8.125% notes and outstanding 8.750% notes that remain outstanding may be significantly more limited than it is at present. The outstanding 8.125% notes and the outstanding 8.750% notes have not been registered under the Securities Act and are subject to customary transfer restrictions. In addition, a debt security with a smaller outstanding principal amount available for trading (a smaller "float") may command a lower price than would a comparable debt security with a larger float. Therefore, the market price for outstanding 8.125% notes and outstanding 8.750% notes that are not tendered and accepted for exchange pursuant to the exchange offer may be affected adversely to the extent that the principal amount of the outstanding 8.125% notes and outstanding 8.750% notes exchanged pursuant to the exchange offer reduces the float. A reduced float may also make the trading prices of outstanding 8.125% notes and outstanding 8.750% notes that are not exchanged in the exchange offer more volatile.

RISK RELATING TO THE NEW SECURITIES AND THE OUTSTANDING SECURITIES

  WE DEPEND ON PAYMENTS FROM OUR SUBSIDIARIES, AND CLAIMS OF NOTE HOLDERS RANK JUNIOR TO THOSE OF CREDITORS OF OUR SUBSIDIARIES.

     We are a holding company and we conduct substantially all of our operations through our subsidiaries. We perform management, legal, financial, tax, consulting, administrative and other services for our subsidiaries. Our principal sources of cash are from external financings by our subsidiaries, dividends and advances from our subsidiaries, investments, payments by our subsidiaries for services rendered, and interest payments from our subsidiaries on cash advances. The amount of dividends available to us from our subsidiaries largely depends upon each subsidiary's earnings and operating capital requirements. The terms of some of our subsidiaries' borrowing arrangements limit the transfer of funds to us. In addition, the ability of our subsidiaries to make any payments to us will depend on our subsidiaries' earnings, business and tax considerations and legal restrictions.

     As a result of our holding company structure, the outstanding and the new 8.125% notes and the outstanding and the new 8.750% notes will effectively rank junior to all existing and future debt, trade payables and other liabilities of our subsidiaries. Any right of Williams and our creditors to participate in the assets of any of our subsidiaries upon any liquidation or reorganization of any such subsidiary will be subject to the prior claims of that subsidiary's creditors, including trade creditors, except to the extent that we may ourselves be a creditor of such a subsidiary.

  THE COVENANTS CONTAINED IN OUR INDENTURE GENERALLY DO NOT LIMIT OUR ABILITY TO ENGAGE IN TRANSACTIONS THAT COULD ADVERSELY AFFECT OUR OPERATIONS.

     Except for the covenant limiting liens contained in our indenture, neither our indenture nor the outstanding or the new notes contains any covenants or other provisions designed to afford holders of the outstanding or the new 8.125% notes and the outstanding or the new 8.750% notes protection in the event of a highly leveraged transaction involving us or any restrictions on the amount of additional indebtedness that we may issue. If we were to engage in a highly leveraged transaction or substantially increase our outstanding indebtedness, it could negatively affect our operations in a number of ways, including:

     - require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow for other general corporate purposes;

     - limit our ability to fund future working capital, capital expenditures, acquisitions, investments, restructurings and other general corporate requirements;

     - limit our ability to obtain additional financing; and

     - limit our flexibility in responding to changes in our business and the energy industry.

     In addition, we would be required to repay any additional indebtedness as it matured. We might not have sufficient funds or might be unable to arrange for additional financing to repay any additional debt as it became due.

OTHER RISKS

  RECENT TERRORIST ACTIVITIES AND THE POTENTIAL FOR MILITARY AND OTHER ACTIONS COULD ADVERSELY AFFECT OUR BUSINESS.

     The continued threat of terrorism and the impact of retaliatory military and other action by the United States and its allies might lead to increased political, economic and financial market instability and volatility in prices for natural gas, which could affect the market for our gas operations. In addition, future acts of terrorism could be directed against companies operating in the United States, and it has been reported that terrorists might be targeting domestic energy facilities. While we are taking steps that we believe are appropriate to increase the security of our energy assets, there is no assurance that we can completely secure our assets or to completely protect them against a terrorist attack. These developments have subjected our operations to increased risks and, depending on their ultimate magnitude, could have a material adverse effect on our business. In particular, we might experience increased capital or operating costs to implement increased security for our energy assets.

     The insurance industry has also been disrupted by these events. As a result, the availability of insurance covering risks that we and our competitors typically insure against might decrease. In addition, the insurance that we are able to obtain might have higher deductibles, higher premiums and more restrictive policy terms.

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

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of the new 8.125% notes or the new 8.750% notes in exchange for the outstanding 8.125% notes or the outstanding 8.750% notes, respectively. We are making this exchange solely to satisfy our obligations under a registration rights agreement. In consideration for issuing the new 8.125% notes and the new 8.750% notes, we will receive outstanding 8.125% notes and outstanding 8.750% notes in aggregate principal amounts equal to the aggregate principal amounts of the new 8.125% notes and the new 8.750% notes, respectively.

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

                               THE EXCHANGE OFFER

EXCHANGE TERMS

     An aggregate of $650.0 million principal amount of outstanding 8.125% notes and an aggregate of $850.0 million principal amount of outstanding 8.750% notes are currently issued and outstanding. The maximum principal amount of new 8.125% notes that will be issued in exchange for outstanding 8.125% notes is $650.0 million, and the maximum principal amount of new 8.750% notes that will be issued in exchange for outstanding 8.750% notes is $850.0 million. The terms of the new 8.125% notes and the new 8.750% notes and the outstanding 8.125% notes and the outstanding 8.750% notes, respectively, are substantially the same in all material respects, except that the transfer restrictions, registration rights and additional interest provisions relating to the outstanding 8.125% notes and the outstanding 8.750% notes do not apply to the new 8.125% notes and the new 8.750% notes.

     The new 8.125% notes will bear interest at a rate of 8.125% per year, payable semiannually on March 15 and September 15 of each year, beginning September 15, 2003. The new 8.750% notes will bear interest at the rate of 8.750% per year, payable semiannually on March 15 and September 15 of each year, beginning September 15, 2003. Holders of new 8.125% notes and new 8.750% notes will receive interest accrued from March 15, 2003, the date of the last payment of interest on the outstanding 8.125% notes and the outstanding 8.750% notes. In order to exchange your outstanding 8.125% notes or outstanding 8.750% notes for new 8.125% notes or new 8.750% notes in the exchange offer, you will be required to make the following representations:

     - any new 8.125% notes or new 8.750% notes will be acquired in the ordinary course of your business;

     - you have no arrangement with any person to participate in the distribution of the new 8.125% notes or new 8.750% notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act.

     Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding 8.125% notes and outstanding 8.750% notes properly tendered in the exchange offer, and the exchange agent will deliver the new 8.125% notes and new 8.750% notes promptly after the expiration date (as defined below) of the exchange offer. We expressly reserve the right to delay acceptance of any of the tendered outstanding 8.125% notes or outstanding 8.750% notes not already accepted if any condition set forth below under "-- Conditions to the Exchange Offer" has not been satisfied or waived by us.

     If you tender your outstanding 8.125% notes or outstanding 8.750% notes, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the outstanding 8.125% notes and outstanding 8.750% notes. We will pay all charges, expenses and transfer taxes in connection with the exchange offer, other than certain taxes described below under "-- Transfer Taxes."

     You may tender some or all of your outstanding 8.125% notes or outstanding 8.750% notes in connection with this exchange offer. However, outstanding 8.125% notes and outstanding 8.750% notes may only be tendered in integral multiples of $1,000.

EXPIRATION DATE; EXTENSIONS; TERMINATION; AMENDMENTS


     The exchange offer will expire at 5:00 p.m., New York City time, on June -- , 2003, the "expiration date," unless extended by us. We expressly reserve the right to extend the exchange offer on a daily basis or for such period or periods as we may determine in our sole discretion from time to time by giving oral, confirmed in writing, or written notice to the exchange agent and by making a public announcement by press release to the Dow Jones News Service prior to 9:00 a.m., New York City time, on the first business day following the previously scheduled expiration date. During any extension of the exchange offer, all outstanding 8.125% notes and outstanding 8.750% notes previously tendered, not validly withdrawn and not accepted for exchange will remain subject to the exchange offer and may be accepted for exchange by us.

     To the extent we are legally permitted to do so, we expressly reserve the absolute right, in our sole discretion, to:

     - waive any condition to the exchange offer; and

     - amend any of the terms of the exchange offer.

     Any waiver or amendment to the exchange offer will apply to all outstanding 8.125% notes and outstanding 8.750% notes tendered, regardless of when or in what order the outstanding 8.125% notes and outstanding 8.750% notes were tendered. If we make a material change in the terms of the exchange offer or if we waive a material condition of the exchange offer, we will disseminate additional exchange offer materials. If the amendment or waiver is made less than ten business days before the expiration of the exchange offer, we will extend the exchange offer so that holders of outstanding 8.125% notes and outstanding 8.750% notes have at least ten business days to tender or withdraw.

     We expressly reserve the right, in our sole discretion, to terminate the exchange offer if any of the conditions set forth under "-- Conditions to the Exchange Offer" exists. Any such termination will be followed promptly by a public announcement. In the event we terminate the exchange offer, we will give immediate notice to the exchange agent, and all outstanding 8.125% notes and outstanding 8.750% notes previously tendered and not accepted for payment will be returned promptly to the tendering holders.

     In the event that the exchange offer is withdrawn or otherwise not completed, new 8.125% notes and new 8.750% notes will not be given to holders of outstanding 8.125% notes and outstanding 8.750% notes who have tendered their outstanding 8.125% notes and outstanding 8.750% notes.

RESALE OF NEW SECURITIES

     Based on interpretations of the SEC staff set forth in no action letters issued to third parties, we believe that new 8.125% notes and new 8.750% notes issued under the exchange offer in exchange for outstanding 8.125% notes and outstanding 8.750% notes, respectively, may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

     - you are not our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - you are acquiring new 8.125% notes or new 8.750% notes in the ordinary course of your business; and

     - you do not intend to participate in the distribution of the new 8.125% notes or new 8.750% notes.

     If you tender outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer with the intention of participating in any manner in a distribution of the new 8.125% notes or new 8.750% notes:

     - you cannot rely on those interpretations by the SEC staff; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     Unless an exemption from registration is otherwise available, any security holder intending to distribute new 8.125% notes and new 8.750% notes will need to rely on an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, a resale or other transfer of new 8.125% notes and new 8.750% notes only as specifically set forth in this prospectus. Broker-dealers may participate in the exchange offer only if they acquired their outstanding 8.125% notes or outstanding 8.750% notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new 8.125% notes or new 8.750% notes for its own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes, where such outstanding 8.125% notes or outstanding 8.750% notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new 8.125% notes or new 8.750% notes. We have agreed to allow such broker-dealers and other persons, if any, subject to similar prospectus delivery requirements, to use this prospectus in connection with the resale of new 8.125% notes and new 8.750% notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of new 8.125% notes and new 8.750% notes.

ACCEPTANCE OF OUTSTANDING SECURITIES FOR EXCHANGE

     If the conditions specified below under "-- Conditions to the Exchange Offer" have been satisfied or waived on or prior to the expiration date of the exchange offer, we will accept for exchange outstanding 8.125% notes and outstanding 8.750% notes validly tendered pursuant to the exchange offer, or defectively tendered, if such defect has been waived by us, and not withdrawn prior to the expiration date of the exchange offer. We will not accept outstanding 8.125% notes or outstanding 8.750% notes for exchange subsequent to the expiration date of the exchange offer. Tenders of outstanding 8.125% notes and outstanding 8.750% notes will be accepted only in principal amounts equal to $1,000 or integral multiples thereof.

     We expressly reserve the right, in our sole discretion, to:

     - delay acceptance for exchange of outstanding 8.125% notes and outstanding 8.750% notes tendered under the exchange offer, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders promptly after the termination or withdrawal of a tender offer; or

     - terminate the exchange offer and not accept for exchange any outstanding 8.125% notes or outstanding 8.750% notes not theretofore accepted for exchange, in whole or in part, if any of the conditions set forth below under "-- Conditions to the Exchange Offer" has not been satisfied or waived by us or in order to comply with any applicable law. In all cases, new 8.125% notes and new 8.750% notes will be issued only after timely receipt by the exchange agent of certificates representing outstanding 8.125% notes or outstanding 8.750% notes, or confirmation of book-entry transfer, a properly completed and duly executed letter of transmittal, or a manually signed facsimile thereof, or an agent's message in lieu thereof, and any other required documents. For purposes of the exchange offer, we will be deemed to have accepted for exchange validly tendered outstanding 8.125% notes and outstanding 8.750% notes, or defectively tendered outstanding 8.125% notes and outstanding 8.750% notes with respect to which we have waived such defect, if, as and when we give oral, confirmed in writing, or written notice to the exchange agent. Promptly after the expiration date, we will deposit the new 8.125% notes and the new 8.750% notes with the exchange agent, who will act as agent for the tendering holders for the purpose of receiving the new 8.125% notes and new 8.750% notes and transmitting them to the holders. The exchange agent will deliver the new 8.125% notes and new 8.750% notes to holders of outstanding 8.125% notes and outstanding 8.750% notes accepted for exchange after the exchange agent receives the new 8.125% notes and new 8.750% notes.

     If for any reason, we delay acceptance for exchange of validly tendered outstanding 8.125% notes or outstanding 8.750% notes or we are unable to accept for exchange validly tendered outstanding 8.125% notes or outstanding 8.750% notes, then the exchange agent may, nevertheless, on our behalf, retain tendered outstanding 8.125% notes and outstanding 8.750% notes, without prejudice to our rights described under "-- Expiration Date; Extensions; Termination; Amendments," "-- Withdrawal of Tenders" and "-- Conditions to the Exchange Offer," subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer.

     If any tendered outstanding 8.125% notes or outstanding 8.750% notes are not accepted for exchange for any reason, including if certificates are submitted evidencing more tendered outstanding 8.125% notes or outstanding 8.750% notes than those that are outstanding, certificates evidencing outstanding 8.125% notes or outstanding 8.750% notes that are not accepted for exchange will be returned, without expense, to the tendering holder, or, in the case of outstanding 8.125% notes or outstanding 8.750% notes tendered by book-entry transfer into the exchange agent's account at a book-entry transfer facility under the procedure set forth under "-- Procedures for Tendering Outstanding Securities -- Book-Entry Transfer," such outstanding 8.125% notes and outstanding 8.750% notes will be credited to the account maintained at such book-entry transfer facility from which such outstanding 8.125% notes or outstanding 8.750% notes were delivered, unless otherwise required by such holder under "Special Delivery Instructions" in the letter of transmittal, promptly following the expiration date or the termination or withdrawal of the exchange offer.

     Tendering holders of outstanding 8.125% notes and outstanding 8.750% notes exchanged in the exchange offer will not be obligated to pay brokerage commissions or transfer taxes with respect to the exchange of their outstanding 8.125% notes or outstanding 8.750% notes other than as described in "-- Transfer Taxes" or in Instruction 9 to the letter of transmittal. We will pay all other charges and expenses in connection with the exchange offer.

PROCEDURES FOR TENDERING OUTSTANDING SECURITIES

     Any beneficial owner whose outstanding 8.125% notes or outstanding 8.750% notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee or held through a book-entry transfer facility and who wishes to tender outstanding 8.125% notes or outstanding 8.750% notes should contact such registered holder promptly and instruct such registered holder to tender outstanding 8.125% notes or outstanding 8.750% notes on such beneficial owner's behalf.

     Tender of Outstanding Securities Held Through DTC. The exchange agent and DTC have confirmed that the exchange offer is eligible for the DTC automated tender offer program. Accordingly, DTC participants may electronically transmit their acceptance of the exchange offer by causing DTC to transfer outstanding 8.125% notes or outstanding 8.750% notes to the exchange agent in accordance with DTC's automated tender offer program procedures for transfer. DTC will then send an agent's message to the exchange agent.

     The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding 8.125% notes or outstanding 8.750% notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant. In the case of an agent's message relating to guaranteed delivery, the term means a message transmitted by DTC and received by the exchange agent, which states that DTC has received an express acknowledgment from the participant in DTC tendering outstanding 8.125% notes or outstanding 8.750% notes that they have received and agree to be bound by the notice of guaranteed delivery.

     Tender of Outstanding Securities Held in Physical Form. For a holder to validly tender outstanding 8.125% notes or outstanding 8.750% notes held in physical form:

     - the exchange agent must receive at its address set forth in this prospectus a properly completed and validly executed letter of transmittal, or a manually signed facsimile thereof, together with any signature guarantees and any other documents required by the instructions to the letter of transmittal; and

     - the exchange agent must receive certificates for tendered outstanding 8.125% notes or outstanding 8.750% notes at such address.

     LETTERS OF TRANSMITTAL AND OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES SHOULD BE SENT ONLY TO THE EXCHANGE AGENT AND NOT TO US OR TO ANY BOOK-ENTRY TRANSFER FACILITY.

     THE METHOD OF DELIVERY OF OUTSTANDING 8.125% NOTES, OUTSTANDING 8.750% NOTES, LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER TENDERING OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES. DELIVERY OF SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE EXCHANGE AGENT. IF SUCH DELIVERY IS BY MAIL, WE SUGGEST THAT THE HOLDER USE PROPERLY INSURED, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, AND THAT THE MAILING BE MADE SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE OF THE EXCHANGE OFFER TO PERMIT DELIVERY TO THE EXCHANGE AGENT PRIOR TO SUCH DATE. NO ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING 8.125% NOTES OR OUTSTANDING 8.750% NOTES WILL BE ACCEPTED.

     Signature Guarantees. Signatures on the letter of transmittal must be guaranteed by an eligible institution unless:

     - the letter of transmittal is signed by the registered holder of the outstanding 8.125% notes or outstanding 8.750% notes tendered therewith, or by a participant in one of the book-entry transfer facilities whose name appears on a security position listing it as the owner of those outstanding 8.125% notes or outstanding 8.750% notes, or if any outstanding 8.125% notes or outstanding 8.750% notes for principal amounts not tendered are to be issued directly to the holder, or, if tendered by a participant in one of the book-entry transfer facilities, any outstanding 8.125% notes or outstanding 8.750% notes for principal amounts not tendered or not accepted for exchange are to be credited to the participant's account at the book-entry transfer facility, and neither the "Special Issuance Instructions" nor the "Special Delivery Instructions" box on the letter of transmittal has been completed, or

     - the outstanding 8.125% notes or outstanding 8.750% notes are tendered for the account of an eligible institution.

     An eligible institution is a firm that is a participant in the Security Transfer Agents Medallion Program or the Stock Exchanges Medallion Program, which is generally a member of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office in the United States.

     Book-Entry Transfer. The exchange agent will seek to establish a new account or utilize an outstanding account with respect to the outstanding 8.125% notes and outstanding 8.750% notes at DTC promptly after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility system and whose name appears on a security position listing it as the owner of the outstanding 8.125% notes or outstanding 8.750% notes may make book-entry delivery of outstanding 8.125% notes or outstanding 8.750% notes by causing the book-entry transfer facility to transfer such outstanding 8.125% notes or outstanding 8.750% notes into the exchange agent's account. HOWEVER, ALTHOUGH DELIVERY OF OUTSTANDING 8.125% NOTES AND OUTSTANDING 8.750% NOTES MAY BE EFFECTED THROUGH BOOK-ENTRY TRANSFER INTO THE EXCHANGE AGENT'S ACCOUNT AT A BOOK-ENTRY TRANSFER FACILITY, A PROPERLY COMPLETED AND VALIDLY EXECUTED LETTER OF TRANSMITTAL, OR A MANUALLY SIGNED FACSIMILE THEREOF, OR AN AGENT'S MESSAGE IN LIEU THEREOF, MUST BE RECEIVED BY THE EXCHANGE AGENT AT ITS ADDRESS SET FORTH IN THIS PROSPECTUS ON OR PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER, OR ELSE THE GUARANTEED DELIVERY PROCEDURES DESCRIBED BELOW MUST BE COMPLIED WITH. The confirmation of a book-entry transfer of outstanding 8.125% notes or outstanding 8.750% notes into the exchange agent's account at a book-entry transfer facility is referred to in this prospectus as a "book-entry confirmation." DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THAT BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     Guaranteed Delivery. If you wish to tender your outstanding 8.125% notes or outstanding 8.750% notes and:

     - certificates representing your outstanding 8.125% notes or outstanding 8.750% notes are not lost but are not immediately available;

     - time will not permit your letter of transmittal, certificates representing your outstanding 8.125% notes or outstanding 8.750% notes and all other required documents to reach the exchange agent on or prior to the expiration date of the exchange offer; or

     - the procedures for book-entry transfer cannot be completed on or prior to the expiration date of the exchange offer,

then, you may tender if both of the following are complied with:

     - your tender is made by or through an eligible institution; and

     - on or prior to the expiration date of the exchange offer, the exchange agent has received from the eligible institution a properly completed and validly executed notice of guaranteed delivery, by manually signed facsimile transmission, mail or hand delivery, in substantially the form provided with this prospectus or an agent's message relating thereto.

     The notice of guaranteed delivery must:

     - set forth your name and address, the registered number(s) of your outstanding 8.125% notes or outstanding 8.750% notes and the principal amount of outstanding 8.125% notes or outstanding 8.750% notes tendered;

     - state that the tender is being made thereby; and

     - guarantee that, within three New York Stock Exchange trading days after the expiration date of the exchange offer, the letter of transmittal or facsimile thereof properly completed and validly executed, together with certificates representing the outstanding 8.125% notes or outstanding 8.750% notes, or a book-entry confirmation, and any other documents required by the letter of transmittal and the instructions thereto, will be deposited by the eligible institution with the exchange agent.

     The exchange agent must receive the properly completed and validly executed letter of transmittal or facsimile thereof with any required signature guarantees, together with certificates for all outstanding 8.125% notes or outstanding 8.750% notes in proper form for transfer, or a book-entry confirmation, and any other required documents, within three New York Stock Exchange trading days after the date of the notice of guaranteed delivery.

     Other Matters. New 8.125% notes and new 8.750% notes will be issued in exchange for outstanding 8.125% notes and outstanding 8.750% notes accepted for exchange only after timely receipt by the exchange agent of:

     - certificates for (or a timely book-entry confirmation with respect to) your outstanding 8.125% notes or outstanding 8.750% notes, a properly completed and duly executed letter of transmittal or facsimile thereof with any required signature guarantees, or, in the case of a book-entry transfer, an agent's message; and

     - any other documents required by the letter of transmittal.

     All questions as to the form of all documents and the validity, including time of receipt, and acceptance of all tenders of outstanding 8.125% notes or outstanding 8.750% notes will be determined by us, in our sole discretion, the determination of which shall be final and binding. ALTERNATIVE, CONDITIONAL OR CONTINGENT TENDERS OF OUTSTANDING 8.125% NOTES OR OUTSTANDING 8.750% NOTES WILL NOT BE CONSIDERED VALID. We reserve the absolute right to reject any or all tenders of outstanding 8.125% notes and outstanding 8.750% notes that are not in proper form or the acceptance of which, in our opinion, would be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular outstanding 8.125% notes or outstanding 8.750% notes.

     Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding.

     Any defect or irregularity in connection with tenders of outstanding 8.125% notes or outstanding 8.750% notes must be cured within the time we determine, unless waived by us. Tenders of outstanding 8.125% notes and outstanding 8.750% notes will not be deemed to have been made until all defects and irregularities have been waived by us or cured. Neither we, the exchange agent nor any other person will be under any duty to give notice of any defects or irregularities in tenders of outstanding 8.125% notes or outstanding 8.750% notes, or will incur any liability to holders for failure to give any such notice.

     By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

     - any new 8.125% notes or new 8.750% notes that you receive will be acquired in the ordinary course of your business;

     - you have no arrangement or understanding with any person or entity to participate in the distribution of the new 8.125% notes or new 8.750% notes;

     - if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new 8.125% notes or new 8.750% notes;

     - if you are a broker-dealer that will receive new 8.125% notes or new 8.750% notes for your own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of those new 8.125% notes or new 8.750% notes; and

     - you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

WITHDRAWAL OF TENDERS

     Except as otherwise provided in this prospectus, you may withdraw your tender of outstanding 8.125% notes or outstanding 8.750% notes at any time prior to 5:00 p.m., New York City time, on the expiration date.

     For a withdrawal to be effective:

     - the exchange agent must receive a written notice of withdrawal at its address set forth below under "-- Exchange Agent," or

     - you must comply with the appropriate procedures of DTC's automated tender offer program system.

     Any notice of withdrawal must:

     - specify the name of the person who tendered the outstanding 8.125% notes or outstanding 8.750% notes to be withdrawn; and

     - identify the outstanding 8.125% notes or outstanding 8.750% notes to be withdrawn, including the principal amount of the outstanding 8.125% notes or outstanding 8.750% notes.

     If outstanding 8.125% notes or outstanding 8.750% notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding 8.125% notes or outstanding 8.750% notes and otherwise comply with the procedures of DTC.

     We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination shall be final and binding on all parties. We will deem any outstanding 8.125% notes or outstanding 8.750% notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

     Any outstanding 8.125% notes or outstanding 8.750% notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder or, in the case of outstanding 8.125% notes or outstanding 8.750% notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding 8.125% notes or outstanding 8.750% notes will be credited to an account maintained with DTC for the outstanding 8.125% notes or outstanding 8.750% notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn outstanding 8.125% notes or outstanding 8.750% notes by following one of the procedures described under "-- Procedures for Tendering Outstanding Securities" at any time on or prior to the expiration date.

CONDITIONS TO THE EXCHANGE OFFER

     We will not be required to accept for exchange, or exchange any new 8.125% notes for, any outstanding 8.125% notes tendered, nor will we be required to accept for exchange, or exchange any new 8.750% notes for, any outstanding 8.750% notes tendered, and we may terminate, extend or amend the exchange offer and may, subject to Rule 14e-1 under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the holders thereof promptly after the termination or withdrawal of a tender offer, postpone the acceptance for exchange of outstanding 8.125% notes and outstanding 8.750% notes so tendered if, on or prior to the expiration date of the exchange offer, the following shall have occurred:

     - we have determined that the offering and sales under the registration statement, the filing of such registration statement or the maintenance of its effectiveness would require disclosure of or would interfere in any material respect with any material financing, merger, offering or other transaction involving us or would otherwise require disclosure of nonpublic information that could materially and adversely affect us;

     - we have determined that the exchange offer would violate any applicable law or interpretation of the staff of the SEC; or

     - any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

     The conditions to the exchange offer are for our sole benefit and may be asserted by us in our sole discretion or may be waived by us, in whole or in part, in our sole discretion, whether or not any other condition of the exchange offer also is waived. We have not made a decision as to what circumstances would lead us to waive any condition, and any waiver would depend on circumstances prevailing at the time of that waiver. Any determination by us concerning the events described in this section shall be final and binding upon all persons.

     ALTHOUGH WE HAVE NO PRESENT PLANS OR ARRANGEMENTS TO DO SO, WE RESERVE THE RIGHT TO AMEND, AT ANY TIME, THE TERMS OF THE EXCHANGE OFFER. WE WILL GIVE HOLDERS NOTICE OF ANY AMENDMENTS IF REQUIRED BY APPLICABLE LAW.

CONSEQUENCES OF FAILURE TO EXCHANGE

     If you do not exchange your outstanding 8.125% notes for new 8.125% notes or exchange your outstanding 8.750% notes for new 8.750% notes in the exchange offer, your outstanding 8.125% notes and outstanding 8.750% notes will remain outstanding and will continue to be subject to the currently applicable restrictions on transfer:

     - as set forth in the legend printed on the outstanding 8.125% notes and the outstanding 8.750% notes as a consequence of the issuance of the outstanding 8.125% notes or outstanding 8.750% notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

     - otherwise set forth in the offering memorandum distributed in connection with the private offerings of the outstanding 8.125% notes and outstanding 8.750% notes.

     In general, you may not offer or sell the outstanding 8.125% notes or outstanding 8.750% notes unless they are registered under the Securities Act, or unless the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding 8.125% notes or outstanding 8.750% notes under the Securities Act. Based on interpretations of the SEC staff, you may offer for resale, resell or otherwise transfer new 8.125% notes and new 8.750% notes issued in the exchange offer without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (1) you are not our "affiliate" within the meaning of Rule 405 under the Securities Act, (2) you acquired the new 8.125% notes or new 8.750% notes in the ordinary course of your business and (3) you have no arrangement or understanding with respect to the distribution of the new 8.125% notes or new 8.750% notes to be acquired in the exchange offer. If you tender outstanding 8.125% notes or outstanding 8.750% notes in the exchange offer for the purpose of participating in a distribution of the new 8.125% notes or new 8.750% notes:

     - you cannot rely on the applicable interpretations of the SEC; and

     - you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction and that secondary resale transaction must be covered by an effective registration statement containing the selling security holder information required by Item 507 or 508, as applicable, of Regulation S-K.

     The trading market for outstanding 8.125% notes and outstanding 8.750% notes not exchanged in the exchange offer may be significantly more limited than it is at present. Therefore, if your outstanding 8.125% notes and outstanding 8.750% notes are not tendered and accepted in the exchange offer, it may become more difficult for you to sell or transfer your unexchanged securities. See "Risk Factors -- Risks Arising from the Exchange Offer."

EXCHANGE AGENT

     JPMorgan Chase Bank has been appointed as exchange agent for the exchange offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus, the letter of transmittal or any other documents to the exchange agent. You should send certificates for outstanding 8.125% notes, outstanding 8.750% notes, letters of transmittal and any other required documents to the exchange agent addressed as follows:

                              JPMorgan Chase Bank
                            Corporate Trust Services
                               2001 Bryan Street
                                   9th floor
                              Dallas, Texas 75201
                             Attention: Frank Ivins

TRANSFER TAXES

     We will pay all transfer taxes applicable to the transfer and exchange of outstanding 8.125% notes and outstanding 8.750% notes pursuant to the exchange offer. If, however:

     - delivery of the new 8.125% notes or new 8.750% notes and/or certificates for outstanding 8.125% notes or outstanding 8.750% notes for principal amounts not exchanged, are to be made to any person other than the record holder of the outstanding 8.125% notes or outstanding 8.750% notes tendered;

     - tendered certificates for outstanding 8.125% notes or outstanding 8.750% notes are recorded in the name of any person other than the person signing any letter of transmittal; or

     - a transfer tax is imposed for any reason other than the transfer and exchange of outstanding 8.125% notes or outstanding 8.750% notes to us or our order, then the amount of any such transfer taxes, whether imposed on the record holder or any other person, will be payable by the tendering holder prior to the issuance of the new 8.125% notes or new 8.750% notes.

                       DESCRIPTION OF THE NEW SECURITIES


     We will issue the new 8.125% notes and the new 8.750% notes under an indenture dated as of November 10, 1997, as amended by a seventh supplemental indenture between us and JPMorgan Chase Bank (successor trustee to Bank One Trust Company, N.A.), as trustee. The outstanding 8.125% notes and the outstanding 8.750% notes were also issued under this indenture and supplemental indenture. The terms of the outstanding 8.125% notes and the outstanding 8.750% notes are identical in all material respects to the terms of the new 8.125% notes and the new 8.750% notes, respectively, except that the outstanding 8.125% notes and the outstanding 8.750% notes contain terms with respect to transfer restrictions (and therefore are not freely tradeable).


     The terms of the new 8.125% notes and the new 8.750% notes include those set forth in the indenture and those made a part of the indenture by reference to the Trust Indenture Act of 1939. The following description is a summary of the material provisions of the new 8.125% notes, the new 8.750% notes and the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the seventh supplemental indenture because those documents, and not this description, define your rights as holders of the new 8.125% notes and the new 8.750% notes. Copies of the indenture and the seventh supplemental indenture are available at the offices of the trustee and have been filed or incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

TERMS AND CONDITIONS

     The new 8.125% notes will mature on March 15, 2012.

     The new 8.750% notes will mature on March 15, 2032.

     Interest will be payable semi-annually on March 15 and September 15 of each year, beginning September 15, 2003, to the person in whose names the new 8.125% notes or the new 8.750% notes are registered at the close of business on the preceding March 1 and September 1, respectively, subject to certain exceptions. Holders of new 8.125% notes and new 8.750% notes will receive interest from March 15, 2003, the date of the last payment of interest on the outstanding 8.125% notes and the outstanding 8.750% notes. Interest on the new 8.125% notes and the new 8.750% notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

     The new 8.125% notes and the new 8.750% notes will be our unsecured and unsubordinated obligations ranking equally with our other outstanding unsecured and unsubordinated indebtedness.

     The new 8.125% notes and the new 8.750% notes will be redeemable, in whole or in part, at any time, at our option, at a redemption price equal to the greater of:

     - 100% of the principal amount of the new 8.125% notes or the new 8.750% notes then outstanding to be redeemed, or

     - the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, as defined below, plus 37.5 basis points, plus accrued interest thereon to the date of redemption.

     We will mail notice of redemption at least 30 days but not more than 60 days before the applicable redemption date to each holder of the new 8.125% notes or new 8.750% notes to be redeemed.

     Upon the payment of the redemption price, plus accrued and unpaid interest, if any, to the date of redemption, interest will cease to accrue on and after the applicable redemption date on the new 8.125% notes and the new 8.750% notes or portions thereof called for redemption.

     There is no provision for a sinking fund applicable to the notes.

     We may, from time to time, without the consent of the existing holders of the relevant series of notes, issue additional notes under the indenture having the same ranking and the same interest rate, maturity and other terms as the notes of such series in all respects except the issue date, the issue price and the initial interest payment date. Any additional notes will, together with the applicable notes, constitute a single series of notes under the indenture.

COVENANTS

     Liens. The indenture refers to any of our instruments securing indebtedness, such as a mortgage, pledge, lien, security interest or encumbrance on any of our property, as a "mortgage." The indenture further provides that, subject to certain exceptions, we will not, nor will we permit any subsidiary to, issue, assume or guarantee any indebtedness secured by a mortgage unless we provide equal and proportionate security for the senior debt securities, including the new 8.125% notes and the new 8.750% notes, we issue under the indenture. Among these exceptions are:

     - certain purchase money mortgages;

     - certain preexisting mortgages on any property acquired or constructed by us or a subsidiary;

     - certain mortgages created within one year after completion of such acquisition or construction;

     - certain mortgages created on any contract for the sale of products or services related to the operation or use of any property acquired or constructed within one year after completion of such acquisition or construction;

     - mortgages on property of a subsidiary existing at the time it became our subsidiary; and

     - mortgages, other than as specifically excepted, in an aggregate amount which, at the time of, and after giving effect to, the incurrence does not exceed five percent of Consolidated Net Tangible Assets, as defined below.

     Consolidation, Merger, Conveyance of Assets. The indenture provides, in general, that we will not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any person, unless:

     - the corporation, limited liability company, limited partnership, joint stock company or trust formed by such consolidation or into which we are merged or the person which acquires such assets expressly assumes our obligations under the indenture and the debt securities issued under the indenture; and

     - immediately after giving effect to such transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have happened and be continuing.

MODIFICATION OF THE INDENTURE

     The indenture provides that we and the trustee may enter into supplemental indentures which conform to the provisions of the Trust Indenture Act of 1939 without the consent of the holders to, in general:

     - secure any debt securities;

     - evidence the assumption by a successor person of our obligations;

     - add further covenants for the protection of the holders;

     - cure any ambiguity or correct any inconsistency in the indenture, so long as such action will not adversely affect the interests of the holders;

     - establish the form or terms of debt securities of any series; and

     - evidence the acceptance of appointment by a successor trustee.

     The indenture also permits us and the trustee to:

     - add any provisions to the indenture;

     - change in any manner the indenture;

     - eliminate any of the provisions of the indenture; and

     - modify in any way the rights of the holders of debt securities of each series affected.

     The above actions require the consent of the holders of at least a majority in principal amount of debt securities of each series issued under the indenture then outstanding and affected. These holders will vote as one class to approve such changes. The 8.125% notes and the 8.750% notes will constitute two different series under the indenture.

     Such changes must, however, conform to the Trust Indenture Act of 1939 and we and the trustee may not, without the consent of each holder of outstanding debt securities affected thereby:

     - extend the final maturity of the principal of any debt securities;

     - reduce the principal amount of any debt securities;

     - reduce the rate or extend the time of payment of interest on any debt securities;

     - reduce any amount payable on redemption of any debt securities;

     - change the currency in which the principal, including any amount in respect of original issue discount, or interest on any debt securities is payable;

     - reduce the amount of any original issue discount security payable upon acceleration or provable in bankruptcy;

     - alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or for which conversion to another currency is required to satisfy the judgment of any court;

     - impair the right to institute suit for the enforcement of any payment on any debt securities when due; or

     - reduce the percentage in principal amount of debt securities of any series issued under the indenture, the consent of the holders of which is required for any such modification.

EVENTS OF DEFAULT

     In general, the indenture defines an event of default with respect to debt securities of any series issued under the indenture as being:

          (a) default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise;

          (b) default for 30 days in payment of any interest on any debt securities of such series unless otherwise provided;

          (c) default for 90 days after written notice in the observance or performance of any covenant or warranty in the debt securities of such series or the indenture other than

        - default in or breach of a covenant which is dealt with otherwise below, or

        - if certain conditions are met, if the events of default described in this clause (c) are the result of changes in generally accepted accounting principles; or

          (d) certain events of bankruptcy, insolvency or reorganization of us.

     In general, the indenture provides that if an event of default described in clauses (a), (b) or (c) above occurs and does not affect all series of debt securities then outstanding, the trustee or the holders of debt securities may then declare the following amounts to be due and payable immediately:

     - the entire principal of all debt securities of each series affected by the event of default; and

     - the interest accrued on such principal.

     Such a declaration by the holders requires the approval of at least 25 percent in principal amount of the debt securities of each series issued under the indenture and then outstanding, treated as one class, which are affected by the event of default.

     The indenture also generally provides that if a default described in clause
(c) above which is applicable to all series of debt securities then outstanding or certain events of bankruptcy, insolvency and reorganization of us occur and are continuing, the trustee or the holders of debt securities may declare the entire principal of all such debt securities and interest accrued thereon to be due and payable immediately. This declaration by the holders requires the approval of at least 25 percent in principal amount of all debt securities issued under the indenture and then outstanding, treated as one class. Upon certain conditions, the holders of a majority in aggregate principal amount of the debt securities of all such affected series then outstanding may annul such declarations and waive the past defaults. However, the majority holders may not annul or waive a continuing default in payment of principal of, premium, if any, or interest on such debt securities.

     The indenture provides that the holders of debt securities issued under the indenture, treated as one class, will indemnify the trustee before the trustee exercises any of its rights or powers under the indenture. This indemnification is subject to the trustee's duty to act with the required standard of care during a default. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, treated as one class, issued under the indenture may direct the time, method and place of:

     - conducting any proceeding for any remedy available to the trustee, or

     - exercising any trust or power conferred on the trustee.

     This right of the holders of debt securities is, however, subject to the provisions in the indenture providing for the indemnification of the trustee and other specified limitations.

     In general, the indenture provides that holders of debt securities issued under the indenture may only institute an action against us under the indenture if the following four conditions are fulfilled:

     - the holder previously has given to the trustee written notice of default and the default continues;

     - the holders of at least 25 percent in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding have both (1) requested the trustee to institute such action and (2) offered the trustee reasonable indemnity;

     - the trustee has not instituted such action within 60 days of receipt of such request; and

     - the trustee has not received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class) issued under the indenture and then outstanding.

     The above four conditions do not apply to actions by holders of the debt securities under the indenture against us for payment of principal or interest on or after the due date provided. The indenture contains a covenant that we will file annually with the trustee a certificate of no default or a certificate specifying any default that exists.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     We can discharge or defease our obligations under the indenture as set forth below.

     Under terms satisfactory to the trustee, we may discharge certain obligations to holders of any series of debt securities issued under the indenture which have not already been delivered to the trustee for cancellation. Such debt securities must also:

     - have become due and payable;

     - be due and payable by their terms within one year; or

     - be scheduled for redemption by their terms within one year.

     We may discharge any series of debt securities by irrevocably depositing an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on such debt securities. We may make such deposit in cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations, as defined in the indenture.

     We may also, upon satisfaction of the conditions listed below, discharge certain obligations to holders of any series of debt securities issued under the indenture at any time ("Defeasance"). Under terms satisfactory to the trustee, we may be released with respect to any outstanding series of debt securities issued under the indenture from the obligations imposed by sections 3.6 and 9.1 of the indenture. These sections contain the covenants described above limiting liens and consolidations, mergers and conveyances of assets. Also, under terms satisfactory to the trustee, we may avoid compliance with these sections without creating an event of default ("Covenant Defeasance"). Defeasance or Covenant Defeasance may be effected only if, among other things:

     - we irrevocably deposit with the trustee cash or, in the case of debt securities payable only in U.S. dollars, U.S. government obligations as trust funds in an amount certified to be sufficient to pay at maturity or upon redemption the principal of and interest on all outstanding debt securities of such series issued under the indenture; and

     - we deliver to the trustee an opinion of counsel to the effect that the holders of this series of debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance or Covenant Defeasance. Such opinion must further state that these holders will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if Defeasance or Covenant Defeasance had not occurred. In the case of a Defeasance, this opinion must be based on a ruling of the Internal Revenue Service or a change in United States federal income tax law occurring after the date of the indenture, since this result would not occur under current tax law.

CONCERNING THE TRUSTEE

     The trustee is one of a number of banks with which we and our subsidiaries maintain ordinary banking relationships and with which we and our subsidiaries maintain credit facilities.

GOVERNING LAW

     The indenture, the new 8.125% notes and the new 8.750% notes are governed by, and construed in accordance with, the laws of the State of New York.

DEFINED TERMS

     Set forth below are some of the definitions of the defined terms used in this prospectus in describing the new 8.125% notes and the new 8.750% notes.

     "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes.

     "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or (2) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or
(B) if we obtain fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

     "Consolidated Funded Indebtedness" means the aggregate of all outstanding Funded Indebtedness of Williams and its consolidated subsidiaries, determined on a consolidated basis in accordance with generally accepted accounting principles.

     "Consolidated Net Tangible Assets" means the total assets appearing on a consolidated balance sheet of Williams and its consolidated subsidiaries less, in general:

     - intangible assets;

     - current and accrued liabilities (other than Consolidated Funded Indebtedness and capitalized rentals or leases), deferred credits, deferred gains and deferred income;

     - reserves;

     - advances to finance oil or natural gas exploration and development to the extent that the indebtedness related thereto is excluded from Funded Indebtedness;

     - an amount equal to the amount excluded from Funded Indebtedness representing the "production payment" financing of oil and gas exploration and development; and

     - minority stockholder interests.

     "Funded Indebtedness" means any indebtedness which matures more than one year after the date the amount of Funded Indebtedness is being determined, less any such indebtedness as will be retired by any deposit or payment required to be made within one year from such date under any prepayment provision, sinking fund, purchase fund or otherwise. Funded Indebtedness does not, however, include indebtedness of Williams or any of its subsidiaries incurred to finance outstanding advances to others to finance oil or natural gas exploration and development, to the extent that the latter are not in default in their obligations to Williams or such subsidiary. Funded Indebtedness also does not include indebtedness of Williams or any of its subsidiaries incurred to finance oil or natural gas exploration and development through what is commonly referred to as a "production payment" to the extent that Williams or any of its subsidiaries have not guaranteed the repayment of the production payment.

     "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

     "Reference Treasury Dealers" means Lehman Brothers Inc. and J.P. Morgan Securities Inc. and their respective successors and, at our option, additional primary U.S. Government securities dealers ("Primary Treasury Dealers"); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

     "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by us, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to us by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

     "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to a maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount equal to the Comparable Treasury Price for such redemption date).

     Investors should note that the term "subsidiary," as used in this section describing the notes, refers only to a corporation of which Williams, or another subsidiary or subsidiaries of Williams, own at least a majority of the outstanding securities which have voting power.

BOOK-ENTRY ONLY ISSUANCE -- THE DEPOSITORY TRUST COMPANY

     The new 8.125% notes and new 8.750% notes will be evidenced by one or more certificates in registered global form, which will be deposited with, or on behalf of, The Depository Trust Company (DTC) in New York, New York and registered in the name of Cede & Co., DTC's nominee. Except as set forth below, a global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor to DTC or its nominee.

DEPOSITARY PROCEDURES

     DTC has advised us that it is a:

     - limited-purpose trust company organized under the laws of the State of New York;

     - banking organization within the meaning of the laws of the State of New York;

     - member of the Federal Reserve System;

     - clearing corporation within the meaning of the New York Uniform Commercial Code; and

     - clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act.

     DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant also have access to DTC's book-entry system.

     Holders of new 8.125% notes and new 8.750% notes may hold their beneficial interests in the securities directly as a participant in DTC or indirectly through organizations that are participants in DTC.

     Upon deposit of the global notes with DTC, DTC will credit, on its book-entry registration and transfer system, the accounts of those participants designated by the Exchange Agent with the principal amounts of the global notes held by or through the participants. The records of DTC will show ownership and effect the transfer of ownership of the global notes by its participants. The records of the participants will show ownership and effect the transfer of ownership of the global notes by persons holding beneficial interests in the global notes through them. In the case of beneficial interests held by or though participants in Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking S.A., DTC will credit the accounts of their respective depositaries with the principal amounts of the global notes beneficially owned by or through Euroclear and Clearstream, respectively. These records of DTC will show ownership and effect the transfer of ownership of the global notes by the respective depositaries for Euroclear and Clearstream. The records of these depositaries will show ownership and effect the transfer of ownership of the global notes by Euroclear and Clearstream, respectively. The records of Euroclear and Clearstream will show ownership and effect the transfer of ownership of the global notes by their participants. The records of the participants will show ownership or transfer of ownership of the global notes by persons holding through them.

     So long as DTC or its nominee is the registered owner of the global notes, it will be considered the sole owner and holder of the securities for all purposes under the indenture. Except as set forth below, if you own a beneficial interest in global notes, you will not:

     - be entitled to have the securities registered in your name;

     - receive or be entitled to receive physical delivery of a certificate in definitive form representing the securities; or

     - be considered the owner or holder of the securities under the indenture for any purpose, including with respect to the giving of any directions, approvals or instructions to the trustee.

     Therefore, if you are required by state law to take physical delivery of the securities in definitive form, you may not be able to own, transfer or pledge beneficial interests in the global notes. In addition, the lack of a physical certificate evidencing your beneficial interests in the global notes may limit your ability to pledge the interests to a person or entity that is not a participant in DTC.

     If you own beneficial interests in a global note, you will have to rely on the procedures of DTC and, if you are not a participant in DTC, the procedures of the participant through which you hold your beneficial interests, to exercise your rights as a holder under the indenture. DTC has advised us that it will take any action permitted to be taken by a holder of beneficial interests in the global notes only at the direction of one or more of the participants to whose accounts the interests are credited. We understand that, under existing industry practice, when a beneficial owner of a global note wants to give any notice or take any action that a registered holder is entitled to take, at our request or under the indenture, DTC will authorize the participant to give the notice or take the action, and the participant will authorize its beneficial owners to give the notice or take the action. Accordingly, we and the trustee will treat as a holder anyone designated as such in writing by DTC for purposes of obtaining any consents or directions required under the indenture.

     We will pay the principal of, and interest on, the global notes through the trustee or paying agent to DTC or its nominee, as the registered holder of the global notes, in immediately available funds. We expect DTC or its nominee, upon receipt of any payments, to immediately credit each participant's account with payments in amounts proportionate to that participant's beneficial interest as shown on the records of DTC or its nominee. We also expect each participant to pay each owner of beneficial interests in the global notes held through that participant in accordance with standing customer instructions and customary practices. These payments will be the sole responsibility of the participants.

     We will not, and the trustee and paying agent will not, assume any responsibility or liability for any aspect of the records relating to payments made on account of or actions taken with respect to the beneficial ownership interests in global notes, or for any other aspect of the relationship between DTC and its participants, Euroclear or Clearstream and their participants, or between the participants and the owners of beneficial interests. We, the trustee and the paying agent may conclusively rely on instructions from DTC for all purposes. We obtained the above information about DTC, Euroclear and Clearstream and their book-entry systems from sources we believe are reliable, but we take no responsibility for the accuracy of the information.

SETTLEMENT PROCEDURES

     Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC's rules and procedures and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

     Secondary market trading between participants of Euroclear and/or Clearstream will occur in the ordinary way in accordance with each of its rules and procedures and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds. The respective depositaries for Euroclear and Clearstream will effect transfers in global notes between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, in accordance with DTC's procedures and will settle them in same-day funds. These depositaries must deliver instructions to Euroclear or Clearstream in accordance with Euroclear's or Clearstream's procedures. If the transfer meets its settlement requirements, Euroclear or Clearstream will instruct its respective depositary to effect final settlement on its behalf by delivering or receiving interests in the global notes in its accounts with DTC and making or receiving payment in accordance with normal procedures of same-day funds settlement applicable to DTC. Participants in Euroclear and Clearstream may not deliver instructions directly to the depositaries for Euroclear and Clearstream.

     Because of time zone differences, the accounts of Euroclear and Clearstream participants purchasing beneficial interests in the global notes from DTC participants will be credited with the securities purchased, and the crediting will be reported to the Euroclear and Clearstream participants, on the securities settlement processing day immediately following the DTC settlement processing day. Likewise, the accounts of Euroclear and Clearstream participants selling beneficial interests in the global notes to DTC participants will be credited with the cash received on the DTC settlement processing day, but the cash will not be available until the settlement processing day immediately following the DTC settlement processing day.

     Although DTC, Euroclear and Clearstream have agreed to the procedures to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform these procedures. These procedures may be changed or discontinued at any time. We take no responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants of their respective obligations under the rules and procedures governing their operations.

EXCHANGE OF GLOBAL NOTES FOR CERTIFICATED NOTES

     We will exchange beneficial interests in global notes for certificated notes only if:

     - DTC notifies us that it is unwilling or unable to continue as depositary for the global notes;

     - DTC ceases to be a clearing agency registered under the Exchange Act; or

     - we decide at any time not to have the securities represented by global notes and so notify the trustee.

     If there is an exchange, we will issue certificated notes in authorized denominations and registered in the names which DTC directs.

            MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


     In the opinion of White & Case LLP, special tax counsel to Williams, the following statements discuss the material U.S. federal income tax consequences of the exchange of outstanding securities for the new securities in the exchange offer and constitute the opinion of White & Case LLP regarding such matters. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, judicial authorities, published positions of the Internal Revenue Service (the "IRS") and other applicable authorities, all as in effect on the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular holder or to certain holders subject to special treatment under U.S. federal income tax laws. This discussion is limited to persons that hold their outstanding securities and new securities as "capital assets" within the meaning of section 1221 of the Code. Williams has not sought, and does not intend to seek, a ruling from the IRS regarding the matters discussed herein. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. PROSPECTIVE INVESTORS MUST CONSULT THEIR OWN TAX ADVISORS AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF NEW SECURITIES, AS WELL AS THE EFFECTS OF STATE, LOCAL AND NON-U.S. TAX LAWS.

     For purposes of this discussion, the term "U.S. holder" means any one of the following:

     - a citizen or resident of the United States;

     - a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States or of any political subdivision thereof;

     - an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source;

     - a trust, the administration of which is subject to the primary supervision of the U.S. courts and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that was in existence on August 20, 1996 and properly elected to continue to be treated as a U.S. person; or

     - any individual or entity described above that is otherwise subject to U.S. federal income tax on a net income basis with respect to the new securities.

     The term "non-U.S. holder" means a holder that is not a U.S. holder.

     The term "new securities" means the new 8.125% notes and the new 8.750% notes.

     The term "outstanding securities" means the outstanding 8.125% notes and the outstanding 8.750% notes.

EXCHANGE OF OUTSTANDING SECURITIES FOR NEW SECURITIES

     The exchange of the outstanding securities for the new securities issued in the exchange offer will not be treated as an "exchange" for U.S. federal income tax purposes because the new securities issued in the exchange offer will not be considered to differ materially in kind or extent from the outstanding securities. Rather, the new securities issued in the exchange offer received by a holder will be treated as a continuation of the outstanding securities in the hands of such holder. As a result, no gain or loss will be recognized by a holder who exchanges outstanding securities for new securities in the exchange offer and any exchanging holder of outstanding securities will have the same tax basis and holding period in, and income in respect of, the new securities as such holder had in the outstanding securities immediately prior to the exchange.

U.S. HOLDERS

     Payments of Interest. Payments of interest on new securities generally will be taxable to a U.S. holder as ordinary interest income at the time such payments are accrued or received (in accordance with the U.S. holder's method of accounting for U.S. federal income tax purposes).

     Disposition of New Securities. Upon the sale or other disposition of a new security, a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other disposition and the holder's adjusted tax basis in the new security. For these purposes, the amount realized on the sale or other disposition of a new security does not include any amount received attributable to accrued but unpaid interest, which will be taxable as ordinary income unless previously taken into account. Capital gain or loss on the sale or other disposition of a new security will be long-term capital gain or loss if the holder's cumulative holding period with respect to the new security and the outstanding securities exchanged therefor is more than one year at the time of the sale or other disposition.

NON-U.S. HOLDERS

     Payments of Interest. Subject to the discussion below concerning information reporting and backup withholding, payments of interest on a new security to any non-U.S. holder will generally not be subject to U.S. federal income tax or withholding tax, provided that all of the following are true:

     - the interest on the new security is not effectively connected with the non-U.S. holder's conduct of a trade or business within the United States;

     - the non-U.S. holder does not actually or constructively own 10% or more of the total combined voting power of all classes of Williams stock;

     - the non-U.S. holder is not a "controlled foreign corporation" with respect to which Williams is a "related person" for U.S. federal income tax purposes; and

     - the non-U.S. holder either (A) certifies, on IRS Form W-8BEN (or a permissible substitute or successor form) under penalties of perjury, that it is a non-U.S. holder and provides its name and address, or (B) is a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the new securities, certifies under penalties of perjury that it has received an IRS Form W-8BEN (or a permissible substitute or successor form) from the beneficial owner of the new securities or that another financial institution has received such Form from the beneficial owner, and furnishes the payor with a copy thereof.

     Interest paid to a non-U.S. holder that does not qualify for exemption from withholding tax generally will be subject to withholding of U.S. federal income tax unless the non-U.S. holder of the new securities provides to Williams a properly executed:

          (i) IRS Form W-8BEN (or a permissible substitute or successor form) claiming an exemption from (or reduction in) withholding under the benefit of an applicable income tax treaty; or

          (ii) IRS Form W-8ECI (or a permissible substitute or successor form) stating that the interest paid on new securities is not subject to withholding tax because it is effectively connected with the non-U.S. holder's conduct of a trade or business in the United States.

     Non-U.S. holders should consult any applicable income tax treaties, which may provide for exemption from (or reduction in) U.S. withholding for other rules different from those described above.

     Disposition of New Securities. Subject to the discussion below concerning information reporting and backup withholding, any gain realized by a non-U.S. holder on the sale or other disposition of new securities generally will not be subject to U.S. federal income tax, unless (i) such gain is effectively connected with the conduct by such non-U.S. holder of a trade or business within the U.S. or (ii) the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are satisfied.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     Generally, Williams must report annually to the IRS and to each holder the amounts of interest paid to that holder, and the amount of tax, if any, that was withheld on the interest. This information may also be made available to the tax authorities of a country in which a non-U.S. holder resides.

     Backup withholding will generally apply to interest payments made to persons that fail to furnish certain required information. A U.S. holder may be subject to backup withholding on interest payments with respect to new securities unless such U.S. holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements. Backup withholding generally will not apply to interest payments made in respect of new securities held by a non-U.S. holder, if the holder properly certifies as to its non-U.S. status or otherwise establishes an exemption.

     Backup withholding is not an additional tax. Any amounts we withhold under the backup withholding rules will be allowed as a refund or credit against such non-U.S. holder's federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

     In the case of the payment of proceeds from the disposition of new securities to or through a non-U.S. office of a U.S. broker, or foreign brokers with certain types of relationships to the United States, information reporting, but not backup withholding, will be required on the payment, unless the broker has documentary evidence in its files that the owner is a non-U.S. holder and certain other conditions are met, or the holder otherwise establishes an exemption.

                              PLAN OF DISTRIBUTION

     Based on interpretations by the staff of the SEC in no-action letters issued to third parties, we believe that you may transfer new 8.125% notes and new 8.750% notes issued under the exchange offer in exchange for the outstanding 8.125% notes and outstanding 8.750% notes if:

     - you acquire the new 8.125% notes or new 8.750% notes in the ordinary course of your business; and

     - you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the new 8.125% notes or new 8.750% notes.

     Broker-dealers receiving new 8.125% notes or new 8.750% notes in the exchange offer will be subject to a prospectus delivery requirement with respect to resales of the new 8.125% notes and new 8.750% notes.

     We believe that you may not transfer new 8.125% notes or new 8.750% notes issued under the exchange offer in exchange for the outstanding 8.125% notes or outstanding 8.750% notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are:

     - our "affiliate" within the meaning of Rule 405 under the Securities Act;

     - a broker-dealer that acquired outstanding 8.125% notes or outstanding 8.750% notes directly from us; or

     - a broker-dealer that acquired outstanding 8.125% notes or outstanding 8.750% notes as a result of market-making or other trading activities.

     To date, the staff of the SEC has taken the position that participating broker-dealers may fulfill their prospectus delivery requirements with respect to transactions involving an exchange of securities such as this exchange offer, other than a resale of an unsold allotment from the original sale of the outstanding 8.125% notes or outstanding 8.750% notes, with the prospectus contained in the exchange offer registration statement. We have agreed to permit participating broker-dealers to use this prospectus in connection with the resale of new 8.125% notes and new 8.750% notes.

     If you wish to exchange your outstanding 8.125% notes for new 8.125% notes or your outstanding 8.750% notes for new 8.750% notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer -- Exchange Terms" and "-- Procedures for Tendering Outstanding
Securities -- Other Matters" in this prospectus and in the letter of transmittal. In addition, if you are a broker-dealer who receives new 8.125% notes or new 8.750% notes for your own account in exchange for outstanding 8.125% notes or outstanding 8.750% notes that were acquired by you as a result of market-making activities or other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale by you of such new 8.125% notes or new 8.750% notes. See "The Exchange
Offer -- Resale of New Securities."

     We will not receive any proceeds from any sale of new 8.125% notes or new 8.750% notes by broker-dealers or from any other person. Broker-dealers who receive new 8.125% notes or new 8.750% notes for their own account in the exchange offer may sell them from time to time in one or more transactions:

     - in the over-the-counter market;

     - in negotiated transactions;

     - through the writing of options on the new 8.125% notes or new 8.750% notes or a combination of such methods of resale;

     - at market prices prevailing at the time of resale; and

     - at prices related to such prevailing market prices or negotiated prices.

     Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new 8.125% notes or new 8.750% notes. Any broker-dealer that resells new 8.125% notes or new 8.750% notes it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of such new 8.125% notes or new 8.750% notes may be deemed to be an "underwriter" within the meaning of the Securities Act. Any profit on any resale of new 8.125% notes or new 8.750% notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     We have agreed to pay all expenses incidental to the exchange offer other than commissions and concessions of any brokers or dealers. We will indemnify holders of the outstanding 8.125% notes and outstanding 8.750% notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act, as provided in the registration rights agreement.

                           FORWARD-LOOKING STATEMENTS

     Certain matters discussed in this prospectus, excluding historical information, include forward-looking statements -- statements that discuss our expected future results based on current and pending business operations. Forward-looking statements can be identified by words such as "anticipates," "believes," "could," "continues," "estimates," "expects," "forecasts," "might," "planned," "potential," "projects," "scheduled" or similar expressions. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus. Events in 2002 significantly impacted the risk environment all businesses face and raised a level of uncertainty in the capital markets that has approached that which led to the general market collapse of 1929. Beliefs and assumptions as to what constitutes appropriate levels of capitalization and fundamental value have changed abruptly. The deterioration of our energy industry sector in the wake of the collapse of Enron combined with the meltdown of the telecommunications industry are both new realities that have had and will likely continue to have specific impacts on all companies, including us. Although we believe these forward-looking statements are based on reasonable assumptions, statements made regarding future results are subject to a number of assumptions, uncertainties and risks that could cause future results to be materially different from the results stated or implied in this prospectus.

     Additional information about issues that could lead to material changes in performance is contained in our annual report on Form 10-K for the year ended December 31, 2002 which is incorporated by reference in this prospectus.

                                 LEGAL MATTERS

     The validity of the new 8.125% notes and the new 8.750% notes has been passed upon by William G. von Glahn, Esq., who, prior to his retirement from Williams in December 2002, served as Senior Vice President and General Counsel of Williams. As of December 31, 2002, Mr. von Glahn was the beneficial holder of 75,000 shares of Williams common stock (including shares subject to stock options, deferred stock awards and Williams' 401(k) retirement plan). Mr. von Glahn was a participant in Williams' stock option plan and various other employee benefit plans offered to employees of Williams. White & Case LLP, special tax counsel for Williams, will pass upon the discussion set forth under the heading "Material United States Federal Income Tax Considerations" on page 42.

                                    EXPERTS

     The consolidated financial statements and schedule of Williams appearing in Williams' Annual Report on Form 10-K for the year ended December 31, 2002, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The registration statement of which this prospectus forms a part and these reports, proxy statements and other information can be inspected and copied at the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 233 Broadway, New York, New York 10005. Copies of these materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

     We have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to this offering. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement and the attached exhibits.

     The SEC maintains a World Wide Web site on the internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us. The reports, proxy and information statements and other information about us can be downloaded from the SEC's website and can also be inspected and copied at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until the exchange offer is completed:

     - our annual report on Form 10-K for the year ended December 31, 2002;

     - our current reports on Form 8-K filed January 2, 2003, January 9, 2003, January 17, 2003, January 24, 2003, February 19, 2003, February 21, 2003,
       March 6, 2003, March 12, 2003,

March 19, 2003, March 21, 2003, April 10, 2003, April 15, 2003, April 16, 2003,
April 21, 2003 and April 22, 2003; and

     - our definitive proxy statement on Schedule 14A filed April 7, 2003.

     You may request a copy of these filings, at no cost, by writing or calling us at the following address:

                          The Williams Companies, Inc.
                              One Williams Center
                             Tulsa, Oklahoma 74172
                         Attention: Corporate Secretary
                           Telephone: (918) 573-2000


     ANY REQUEST FOR THESE FILINGS SHOULD BE MADE BY MAY --, 2003 TO ENSURE TIMELY DELIVERY OF THE FILINGS PRIOR TO THE EXPIRATION DATE OF THE EXCHANGE OFFER.


     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with any information. You should not assume that the information in this document is current as of any date other than the date on the front page of this prospectus.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Williams, a Delaware corporation, is empowered by Section 145 of the General Corporation Law of the State of Delaware, subject to the procedures and limitations stated therein, to indemnify any person against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by them in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made party by reason of their being or having been a director, officer, employee, or agent of Williams. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The By-laws of Williams provide for indemnification by Williams of its directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware. In addition, Williams has entered into indemnity agreements with its directors and certain officers providing for, among other things, the indemnification of and the advancing of expenses to such individuals to the fullest extent permitted by law, and to the extent insurance is maintained, for the continued coverage of such individuals.

     Policies of insurance are maintained by Williams under which the directors and officers of Williams are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits, or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits

     The following instruments and documents are included as Exhibits to this Registration Statement.


EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
   3.1    Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3.1 to the Registration Statement on Form
          S-3 filed April 4, 2002, file number 333-85540).*
   3.2    Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).*
   4.1    Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as trustee (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*
   4.2    Seventh Supplemental Indenture, dated March 19, 2002,
          between the registrant and Bank One Trust Company, N.A., as trustee.**
   4.3    Registration Rights Agreement, dated March 19, 2002, among the registrant and the initial purchasers named therein.**
   4.4    Instrument of Resignation, Appointment and Acceptance, dated
          January 16, 2003, by and among The Williams Companies, Inc.,
          Bank One Trust Company, N.A., as the resigning trustee, and
          JPMorgan Chase Bank, as successor trustee.**
   5.1    Opinion of William G. von Glahn, Esq., as to the validity of the new 8.125% notes and the new 8.750% notes.**
   8.1    Opinion of White & Case LLP, as to certain tax matters.
  10.1    Purchase Agreement, dated March 14, 2002, among the
          registrant and the initial purchasers named therein.**
  12.1    Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements (filed as Exhibit 12 to the Annual Report on
          Form 10-K for the year ending December 31, 2002 and filed
          March 19, 2003).*

EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  21      Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2002).*
  23.1    Consent of Ernst & Young LLP.**
  23.2    Consent of William G. von Glahn, Esq. (contained in Exhibit
          5.1).
  23.3    Consent of White & Case LLP (contained in Exhibit 8.1).
  24.1    Power of Attorney.**
  24.2    Certified copy of resolutions authorizing signatures
          pursuant to Power of Attorney.**
  25.1    Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 8.125%
          Notes due March 15, 2012 and 8.750% Notes due March 15,
          2032, by the registrant pursuant to the Indenture between
          the registrant and Bank One Trust Company, N.A., as
          trustee.**
  25.2    Statement of Eligibility of JPMorgan Chase Bank, as trustee, on Form T-1 with respect to the issuance of 8.125% Notes due
          March 15, 2012 and 8.750% Notes due March 15, 2032, by the
          registrant pursuant to the Indenture between the registrant and JPMorgan Chase Bank, as trustee.**
  99.1    Form of Letter of Transmittal.**
  99.2    Form of Notice of Guaranteed Delivery.**
  99.3    Form of Letter to Registered Holders and DTC Participants.**
  99.4    Form of Letter to Clients.**
  99.5    Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.**


---------------

* Indicates exhibits incorporated by reference as indicated.

** Previously filed.

ITEM 22.  UNDERTAKINGS

     (a) The undersigned registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa and State of Oklahoma on the 1st day of May, 2003.


                                          THE WILLIAMS COMPANIES, INC.

                                          BY:      /s/ BRIAN K. SHORE
                                            ------------------------------------
                                              Name: Brian K. Shore
                                              Title: Secretary


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to registration statement has been signed by the following persons in the capacities and on the dates indicated.



                    SIGNATURE                                        TITLE                      DATE
                    ---------                                        -----                      ----
              /s/ STEVEN J. MALCOLM*                 President, Chief Executive Officer      May 1, 2003
 ------------------------------------------------    and Chairman of the Board (Principal
                Steven J. Malcolm                    Executive Officer)


              /s/ DONALD R. CHAPPEL*                 Senior Vice President and Chief         May 1, 2003
 ------------------------------------------------    Financial Officer
                Donald R. Chappel                    (Principal Financial Officer)


               /s/ GARY R. BELITZ*                   Controller                              May 1, 2003
 ------------------------------------------------    (Principal Accounting Officer)
                  Gary R. Belitz


               /s/ HUGH M. CHAPMAN*                  Director                                May 1, 2003
 ------------------------------------------------
                 Hugh M. Chapman


            /s/ THOMAS H. CRUIKSHANK*                Director                                May 1, 2003
 ------------------------------------------------
               Thomas H. Cruikshank


              /s/ WILLIAM E. GREEN*                  Director                                May 1, 2003
 ------------------------------------------------
                 William E. Green


                /s/ W. R. HOWELL*                    Director                                May 1, 2003
 ------------------------------------------------
                   W. R. Howell


               /s/ JAMES C. LEWIS*                   Director                                May 1, 2003
 ------------------------------------------------
                  James C. Lewis


              /s/ CHARLES M. LILLIS*                 Director                                May 1, 2003
 ------------------------------------------------
                Charles M. Lillis


               /s/ GEORGE A. LORCH*                  Director                                May 1, 2003
 ------------------------------------------------
                 George A. Lorch

                    SIGNATURE                                        TITLE                      DATE
                    ---------                                        -----                      ----


              /s/ FRANK T. MACINNIS*                 Director                                May 1, 2003
 ------------------------------------------------
                Frank T. MacInnis


              /s/ GORDON R. PARKER*                  Director                                May 1, 2003
 ------------------------------------------------
                 Gordon R. Parker


              /s/ JANICE D. STONEY*                  Director                                May 1, 2003
 ------------------------------------------------
                 Janice D. Stoney


             /s/ JOSEPH H. WILLIAMS*                 Director                                May 1, 2003
 ------------------------------------------------
                Joseph H. Williams


 *By:               /s/ BRIAN K. SHORE
        ------------------------------------------
                      Brian K. Shore
                     Attorney-in-Fact

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                              EXHIBIT
-------                             -------
  3.1     Restated Certificate of Incorporation, as supplemented
          (filed as Exhibit 3.1 to the Registration Statement on Form
          S-3 filed April 4, 2002, file number 333-85540).*
  3.2     Restated Bylaws (filed as Exhibit 99.1 to Form 8-K filed
          January 19, 2000).*
  4.1     Form of Senior Debt Indenture between the registrant and
          Bank One Trust Company, N.A. (formerly The First National
          Bank of Chicago), as trustee (filed as Exhibit 4.1 to the
          Registration Statement on Form S-3 filed September 8, 1997, file number 333-35099).*
  4.2     Seventh Supplemental Indenture, dated March 19, 2002,
          between the registrant and Bank One Trust Company, N.A., as trustee.**
  4.3     Registration Rights Agreement, dated March 19, 2002, among the registrant and the initial purchasers named therein.**
  4.4     Instrument of Resignation, Appointment and Acceptance, dated
          January 16, 2003, by and among The Williams Companies, Inc.,
          Bank One Trust Company, N.A., as the resigning trustee, and
          JPMorgan Chase Bank, as successor trustee.**
  5.1     Opinion of William G. von Glahn, Esq., as to the validity of the new 8.125% notes and the new 8.750% notes.**
  8.1     Opinion of White & Case LLP, as to certain tax matters.
 10.1     Purchase Agreement, dated March 14, 2002, among the
          registrant and the initial purchasers named therein.**
 12.1     Statement regarding Computation of Ratios of Earnings to
          Combined Fixed Charges and Preferred Stock Dividend
          Requirements (filed as Exhibit 12 to the Annual Report on
          Form 10-K for the year ending December 31, 2002 and filed
          March 19, 2003).*
   21     Subsidiaries of the registrant (filed as Exhibit 21 to the
          Annual Report on Form 10-K for the year ended December 31,
          2002).*
 23.1     Consent of Ernst & Young LLP.**
 23.2     Consent of William G. von Glahn, Esq. (contained in Exhibit
          5.1).
 23.3     Consent of White & Case LLP (contained in Exhibit 8.1).
 24.1     Power of Attorney.**
 24.2     Certified copy of resolutions authorizing signatures
          pursuant to Power of Attorney.**
 25.1     Statement of Eligibility of Bank One Trust Company, N.A., as
          trustee, on Form T-1 with respect to the issuance of 8.125%
          Notes due March 15, 2012 and 8.750% Notes due March 15,
          2032, by the registrant pursuant to the Indenture between
          the registrant and Bank One Trust Company, N.A., as
          trustee.**
 25.2     Statement of Eligibility of JPMorgan Chase Bank, as trustee, on Form T-1 with respect to the issuance of 8.125% Notes due
          March 15, 2012 and 8.750% Notes due March 15, 2032, by the
          registrant pursuant to the Indenture between the registrant and JPMorgan Chase Bank, as trustee.**
 99.1     Form of Letter of Transmittal.**
 99.2     Form of Notice of Guaranteed Delivery.**
 99.3     Form of Letter to Registered Holders and DTC Participants.**
 99.4     Form of Letter to Clients.**
 99.5     Guidelines for Certification of Taxpayer Identification
          Number on Substitute Form W-9.**


---------------

 * Indicates exhibits incorporated by reference as indicated.

** Previously filed.